   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER   , 1997
                                                          REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                              JAVA CENTRALE, INC.

             (Exact name of registrant as specified in its charter)

          CALIFORNIA                         5800                  68-0268780
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                           1610 ARDEN WAY, SUITE 145
                              SACRAMENTO, CA 95815
                                 (916) 568-2310

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                               JEFFREY W. DUDLEY
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           1610 ARDEN WAY, SUITE 145
                              SACRAMENTO, CA 95815
                                 (916) 568-2310

  (Address, including zip code, and telephone number, including area code, of agent for service of process)
                           --------------------------

      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:

                           PHILIP S. BOONE, JR., ESQ.
                         Rosenblum, Parish & Isaacs, PC
                       555 Montgomery Street, 15th Floor
                            San Francisco, CA 94111
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 FROM TIME TO TIME, COMMENCING AS SOON AS POSSIBLE AFTER THE EFFECTIVE DATE OF
                          THIS REGISTRATION STATEMENT.
                           --------------------------

    If this form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                PROPOSED MAXIMUM
                                                            PROPOSED MAXIMUM       AGGREGATE
       TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE    OFFERING PRICE(1)       AMOUNT OF
     SECURITIES TO BE REGISTERED         BE REGISTERED        PER SHARE(1)            FEE             REGISTRATION
Common Stock(2)(3)...................      2,885,000             $3.50             10,097,500          $3,059.85

(1) Estimated solely for the purpose of determining the registration fee, based, in accordance with Rule 457(h), on the average of high and low prices at which the Registrant's Common Stock was sold on December 19, 1997.

(2) Includes 3,2600,000 shares, which are issuable upon the exercise of certain stock purchase warrants described herein.

(3) Pursuant to Rule 416, there are also being registered such additional shares as may be required for issuance pursuant to the anti-dilution provisions of the Warrants described herein.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              JAVA CENTRALE, INC.
                       CROSS-REFERENCE SHEET PURSUANT TO
                         ITEM 501(B) OF REGULATION S-B

ITEM                       CAPTION IN FORM SB-2                           LOCATION IN PROSPECTUS BY CAPTION
---------  ----------------------------------------------------  ----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside    Facing Page; Cross-Reference Sheet; and Outside
             Front Cover Page of Prospectus                        Front Cover Page

       2.  Inside Front and Outside Back Cover Pages of          Cover Page; Available Information; Incorporation of
             Prospectus                                            Certain Documents by Reference

       3.  Summary Information, Risk Factors, and Ratio of       Prospectus Summary; Risk Factors
             Earnings to Fixed Charges

       4.  Use of Proceeds                                       Use of Proceeds

       5.  Determination of Offering Price                       Not Applicable

       6.  Dilution                                              Not Applicable

       7.  Selling Security Holders                              Selling Shareholders

       8.  Plan of Distribution                                  Plan of Distribution

       9.  Legal Proceedings                                     Business--Legal Proceedings

      10.  Directors, Executive Officers, Promoters, and         Management
             Control Persons

      11.  Security Ownership of Certain Beneficial Owners and   Management--Security Ownership of Certain Beneficial
             Management                                            Owners and Management

      12.  Description of Securities                             Description of the Common Stock

      13.  Interests of Named Experts and Counsel                Not Applicable

      14. Disclosure of Commission Position on Indemnification Indemnification for Securities Act Liabilities

      15.  Organization Within Last Five Years                   Not Applicable

      16.  Description of Business                               Description of Business

      17.  Management's Discussion and Analysis or Plan of       Management's Discussion and Analysis of Results of
             Operations                                            Operations and Financial Condition

      18.  Description of Property                               Description of Property

      19.  Certain Relationships and Related Transactions        Certain Relationships and Related Transactions

      20.  Market for Common Equity and Related Stockholder      Market for Common Equity and Related Stockholder
             Matters                                               Matters

      21.  Executive Compensation                                Management--Executive Compensation

      22.  Financial Statements                                  Financial Statements

      23.  Changes in and Disagreements with Accountants on      Not Applicable
             Accounting and Financial Disclosure

      24.  Indemnification of Directors and Officers             Management--Indemnification of Directors and
                                                                   Officers

      25.  Other Expenses of Issuance and Distribution           Other Expenses of Issuance and Distribution

      26.  Recent Sales of Unregistered Securities               Recent Sales of Unregistered Securities

      27.  Exhibits                                              Exhibits

                              JAVA CENTRALE, INC.

                        2,885,000 SHARES OF COMMON STOCK

                               ------------------

    This Prospectus relates to 625,000 currently outstanding shares of the no par value common stock (the "Common Stock") of Java Centrale, Inc., a California corporation (the "Company") held by seventeen of the Company's shareholders (collectively, the Selling Stockholders") and up to 2,260,000 shares of Common Stock which may be issued in the future pursuant to the exercise of certain warrants held by the Selling Shareholders. All of the shares of Common Stock offered hereby (the "Shares") have been or will be issued by the Company in private transactions, and were originally issued as, or will be upon issuance, "restricted securities" under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus has been prepared, and the Shares have been registered, so that future sales of the Shares by the Selling Shareholders will not be restricted under the Securities Act. (See "Selling Shareholders" and "Plan of Distribution" below.)

    The Shares to which this Prospectus relates may be sold from time to time by the Selling Shareholders, or by transferees, commencing on the date of this Prospectus. The Company will not receive any of the proceeds from sales of the Shares by the Selling Shareholders. The Shares may be offered from time to time by the Selling Shareholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at prices arrived at through negotiation. No underwriting arrangements with respect to the sale or resale of the Shares by the Selling Shareholders have been entered into by the Company or, to the Company's knowledge, by the Selling Shareholders. All costs, expenses, and fees in connection with the registration of the Shares offered by the Selling Shareholders will be borne by the Company. Brokerage commissions, if any, attributable to the sale of the Shares will be borne by the Selling Shareholders.

    The Company's Common Stock is listed on The NASDAQ Stock Market SmallCap List under the symbol "JAVC." On December 19, 1997, the last reported sale price for the Common Stock on the NASDAQ SmallCap Market List was $3.50 per share.

    THE SECURITIES OFFERED IN THIS PROSPECTUS ARE HIGHLY SPECULATIVE, AND AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 7.

                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON
             THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                     REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                The date of this Prospectus is December 24, 1997

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION.....................................................     3
PROSPECTUS SUMMARY........................................................     4
SUMMARY FINANCIAL AND OPERATING DATA......................................     6
RISK FACTORS..............................................................     7
USE OF PROCEEDS...........................................................    13
DIVIDEND POLICY...........................................................    13
CAPITALIZATION............................................................    14
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS..............    15
BUSINESS..................................................................    29
MANAGEMENT................................................................    44
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS..................    55
SELLING SHAREHOLDERS......................................................    57
DESCRIPTION OF THE COMMON STOCK...........................................    58
GENERAL DESCRIPTION OF THE WARRANTS.......................................    59
  Securities Available Upon Exercise of the Warrants......................    59
  Terms of the Warrants...................................................    60
  Manner of Exercise......................................................    60
  Purchase Price..........................................................    60
  Rights as a Shareholder, Employee, or Consultant........................    60
  Transfer of the Warrants................................................    60
  Redemption Rights.......................................................    61
PLAN OF DISTRIBUTION......................................................    61
INDEMNIFICATION OF OFFICERS AND DIRECTORS.................................    61
LEGAL MATTERS.............................................................    62
EXPERTS...................................................................    62
FINANCIAL STATEMENTS......................................................   F-1

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH ANY OFFER OR SALE OF THE SHARES DESCRIBED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN MADE OR AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois and 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

    The Commission also maintains a Web site, the address of which is http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission.

    The Company's Common Stock is listed on the National Association of Securities Dealers ("NASD") NASDAQ SmallCap Market List, and such reports and other information concerning the Company can also be inspected at the offices of the NASD at 1735 K Street, N.W., Washington, D.C. 20006-1500.

                               PROSPECTUS SUMMARY

THE COMPANY

    Java Centrale, Inc., a California corporation (the "Company"), was incorporated in March of 1992 and began its principal operations in April of 1993. The Company is in the business of selling coffee and bakery products to consumers through its system of Company-operated and franchised European style gourmet coffee cafes, carts and kiosks operating under the Java Centrale name, as well as through a chain of upscale bakery cafes operated or franchised through its wholly-owned subsidiary Paradise Bakery, Inc.

    In addition to selling numerous coffees and other specialty beverages, the Company operated and franchised Java Centrale cafes offer consumers a wide selection of gourmet sandwiches, salads, soups, pastries, and desserts, and also sell coffee-making equipment and accessories such as brewers, espresso makers, grinders, mugs, and carafes. The Company's Java Centrale carts and kiosks offer the same selection of espresso based specialty beverages and Italian sodas as are offered in its Java Centrale cafes, as well as brewed coffees and a selection of morning pastries. As of November 30, 1997 there were 27 Java Centrale cafes operating in seven states, comprised of one Company-owned and 21 franchised cafes, and five franchised carts. An additional four franchises have been sold for new Java Centrale cafe locations, most of which are expected to open their doors before the end of March 31, 1998.

    The Company's Paradise Bakery subsidiary operates in high-end locations such as upscale malls and airports. Featured menu items, depending upon the type of location, include as assortment of bakery products, featuring cookies, muffins, croissants and desserts, prepared and freshly baked daily at each location, as well as, specialty soups, salads, and sandwiches. Paradise Bakery, Inc. has operated a successful and growing business for 21 years. Most of the existing locations are in high profile upscale areas in California, Arizona, Colorado, Oregon, Washington, Texas, and Hawaii. As of November 30, 1997, a total of 51 Paradise Bakery and Cafes were operating in eight states, comprised of 16 Company-owned and 35 franchised cafes.

    At the Company's 1997 Annual Meeting, held on November 25, 1997, the shareholders of the Company approved, among other proposals, a one-for-ten reverse split of its outstanding shares of Common Stock and a change in the Company's state of incorporation from California to Delaware, including a change in the Company's name to Paradise Bakery & Cafe, Inc. The reverse stock split became effective on December 19, 1997; consequently all share and price per share information in this Prospectus has been adjusted to take the reverse stock split into account. The reincorporation to Delaware and consequent name change have not yet been implemented, but the Company anticipates consummating that transaction during the month of January, 1998.

    The Company's principal executive offices are located at 1610 Arden Way, Suite 145, Sacramento, California 95814, and its telephone number is (916) 568-2310.

                                  THE OFFERING

Shares of Common Stock Offered by
  the Selling Shareholders........  2,885,000

Shares of Stock Currently
  Outstanding.....................  2,339,447

Shares of Stock Which Will Be
  Outstanding Following Exercise
  of the Warrants.................  5,224,447

Risk Factors......................  The Shares of Common Stock offered hereby involve a high degree of risk and should be purchased only by persons
                                    who can afford to sustain the loss of their entire
                                    investment. See "RISK FACTORS."

Use of Proceeds...................  The Company will not receive any of the proceeds from the sale of the Shares offered hereby.

Plan of Distribution..............  The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The
                                    Shares may be offered from time to time by or for the
                                    account of the Selling Stockholders through dealers,
                                    brokers or other agents, or directly to one or more
                                    purchasers, at market prices prevailing at the time of
                                    sale or prices otherwise negotiated.

NASDAQ Symbol.....................  JAVC

                      SUMMARY FINANCIAL AND OPERATING DATA

    The following table sets forth summary historical financial data for the Company for the fiscal years ended March 31, 1997 and 1996, as well as for the six month periods ended September 30, 1997 and 1996. The historical financial data are derived from the Consolidated Financial Statements included elsewhere in this Prospectus. The summary historical financial data should be read in conjunction with the Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                   YEAR ENDED           SIX MONTHS ENDED
                                             ----------------------  ----------------------
                                              1997(1)    1996(2)(3)     1997      1996(4)
                                             ----------  ----------  ----------  ----------
                                                                     (UNAUDITED) (UNAUDITED)
Statement of Operations Data:

Revenues...................................  $14,809,000 $9,555,000  $5,197,000  $8,481,000
Operating Expenses.........................  19,735,000  13,593,000   7,314,000   9,998,000
                                             ----------  ----------  ----------  ----------
Operating Loss.............................  (4,926,000) (4,038,000) (2,117,000) (1,517,000)
Interest Income (expense), net.............    (549,000)    (19,000)   (291,000)   (130,000)
Other income (expense), net................     149,000      91,000      14,000     136,000
                                             ----------  ----------  ----------  ----------
Net loss...................................  $(5,326,000) $(3,966,000) $(2,394,000) $(1,511,000)
                                             ----------  ----------  ----------  ----------
                                             ----------  ----------  ----------  ----------
Net loss per equivalent common share(5)....  $    (4.61) $    (6.08) $    (1.55) $    (1.51)
                                             ----------  ----------  ----------  ----------
                                             ----------  ----------  ----------  ----------
Common stock and equivalent common
  shares(5)................................   1,540,080     652,638   1,543,936     998,547
                                             ----------  ----------  ----------  ----------
                                             ----------  ----------  ----------  ----------

                                                                 MARCH 31,   SEPTEMBER 30,
                                                                   1997           1997
                                                                -----------  --------------
                                                                              (UNAUDITED)
Balance Sheet Data:

Working Capital...............................................  ($2,856,000)  $ (3,618,000)
Total Assets..................................................  11,019,000       9,457,000
Notes and capital leases......................................   3,516,000       3,194,000
Common Stock..................................................  18,508,000      19,317,000
Accumulated deficit...........................................  (13,438,000)   (15,832,000)

------------------------

(1) For the year ended March 31, 1997, the Company sold the Oh La La! Division in December 1996.

(2) For the year ended March 31, 1996, the Company completed 12 months of operation from the Oh La La! acquisition dated March 31, 1995.

(3) For the year ended March 31, 1996, the Company's results include three months of operations from the Paradise Bakery acquisition dated December 31, 1995.

(4) For the six months ended September 30, 1996, the Company's results include six months of operations from the Oh La La! Division sold in December 1996.

(5) Adjusted for the December 19, 1997, 1 for 10 reverse stock split.

                                  RISK FACTORS

    THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, IN EVALUATING AN INVESTMENT IN THE COMPANY'S COMMON STOCK, THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION AND FINANCIAL DATA INCLUDED HEREIN AND INCORPORATED HEREIN BY REFERENCE.

HISTORICAL LOSSES

    Since it's inception, the Company has never earned a profit and the Company's operations have required, rather than provided, cash each year. In order to meet these cash requirements, the Company has from time to time sold common stock, borrowed short-term, sold Company assets and issued convertible debt. The Company's net loss for the fiscal years ended March 31, 1997 and 1996 were $5,326,000 and $3,966,000, respectively. Since then, the Company has suffered additional losses of $811,000 for the quarter ended June 30, 1997 and $1,583,000 for the quarter ended September 30, 1997. There can be no assurance that such losses will not continue or increase in the future, or that the Company will become profitable in the future.

ACCUMULATED DEFICIT AND FUTURE LOSSES

    As of September 30, 1997, the Company had an accumulated deficit of $15,832,000. The Company anticipates that the size of its losses will decrease due to anticipated development and acquisition of new Company-owned and franchised Java Centrale and Paradise Bakery locations in the United States and Canada. However, if such developments are delayed and the Company does not realize such increased sales, its losses are likely to remain at or near previous levels.

    Effective December 13, 1996, the Company sold its Oh-La-La! Division, consisting of 10 retail outlets and one bakery, mostly located in the San Francisco Bay Area. The sale of the Oh-La-La! Division is expected to facilitate the development of the Company's Java Cafe and Paradise Bakery operations by simplifying the mix of the Company's cafe lines and freeing Company resources for the development of its remaining cafes and potential cafe locations. In particular, the Company anticipates opening 10 new Company-owned and 15 franchised Paradise Bakery cafes during calendar 1998. The Company may also consider franchising some or all of its Company-owned Paradise Bakery cafes in order to free the associated capital for further expansion of this line of cafes, including the opening of both Company-owned and franchised cafe locations.

    Until the Company's network of Company-owned and franchised Java Centrale cafes, carts, and kiosks and Paradise Bakery cafes is more fully developed, however, the Company will be dependent upon other sources of income, such as franchisee fees, which cannot be predicted as to timing or dollar amount. Delays in the development of the Company's network of distribution centers for its products, as well as any potential future acquisitions or strategic mergers, could extend continuing losses and result in the need for additional financing.

RELIANCE ON GROWTH FOR PROFITABILITY

    As of September 30, 1997, the Company had a total of 78 Company-owned and franchised cafes open and operating. The Company currently intends to open, either on its own or through franchisees, up to 28 cafes during fiscal 1999, and approximately 50 cafes during fiscal 2000. By March 31, 1998 (the end of the Company's 1998 fiscal year), the Company's plans call for the Company to have a total of 86 cafes opened and operating. If the foregoing timetable is maintained, and the Company's cost structure remains comparatively stable, the Company should achieve profitability on or before March 31, 1999. There can be no assurance, however, that the Company or its franchisees will be able to open the planned new cafes, carts and kiosks or that they can be operated profitably. The Company's ability to expand will depend upon a number of factors, including selection and availability of suitable locations and franchisees; negotiation of acceptable lease terms; the securing of required state and local permits and approvals; adequate supervision of construction; hiring, training and retention of skilled management and other personnel; availability of adequate financing; and other factors, many of which are beyond the Company's control.

SUBSTANTIAL COMPETITION

    Java Centrale's whole bean coffee products compete directly against specialty coffees sold at retail outlets through supermarkets, specialty retailers and a growing number of specialty coffee stores. The Company's coffee beverages compete directly against all restaurant and beverage outlets that serve coffee and a growing number of espresso stands, carts and stores in the North American metropolitan markets. Both the Company's whole bean coffees and coffee beverages compete indirectly against all other coffees on the market. The specialty coffee segment of the market is becoming increasingly competitive. The coffee industry is dominated by several large companies such as Kraft, General Foods, Procter & Gamble and Nestle. Many of the Company's competitors have greater financial and marketing resources and brand name recognition and a larger customer base than the Company. Competitors with significant economic resources in both existing nonspecialty and specialty coffee businesses and companies in other retail food service businesses could at any time enter the specialty coffee market with substantially equivalent coffee products. The Company competes against both other specialty retailers and restaurants for store sites, and there can be no assurance that management will be able to continue to secure adequate sites at acceptable costs.

    Java Centrale stores compete with fast food chains, major restaurant chains, and other food service related franchisors for franchisees of its cafes, carts and kiosks. Many franchisors have greater market recognition and greater financial, marketing, and human resources than the Company does.

    Paradise Bakery competes with a variety of restaurant concepts, many of which are located in covered malls. Some competition comes from similar concepts, such as, Au Bon Pain, which is a bakery/cafe concept, or sandwich/salad concepts, such as Wall Street Deli. Other types of competitors are strictly bakery product driven, such as, Cinnabon and Mrs. Fields. What sets Paradise apart from most competitors is menu mix, positioning, and pricing.

FRANCHISE OPERATIONS

    The Company believes that its acquisition and operation of Paradise bakery/cafes will allow the Company to enhance the Company's expansion strategy by franchising and developing Paradise Bakery. The Company plans to expand the franchisee-owned system by allowing existing franchisees to expand and by developing new franchise locations outside its current system.

    The Company currently is in the process of renewing all of its Uniform Franchise Offering Circulers for certain states that require registration. Under the applicable state law of registration states, Paradise Bakery, Inc. is only able to offer or sell a new franchise with an approved filing. There can be no guarantee that these filings will be approved by all the relevant state franchise regulators.

UNPREDICTABLE FRANCHISEE REVENUES

    Historically, revenues from the Company's franchisees have been an important part of the Company's revenues, cash flow and financing. The Company is actively pursuing efforts to develop additional franchisee operations, as well as to extend its network of Company-owned cafes. However, the development of the Company's franchise system is unpredictable as to timing and the amount of income, which may be produced by individual franchisees.

LIQUIDITY; LIMITED CAPITAL RESOURCES

    At the Company's current level of development, it does not generate net cash from operations. To fund its operations, the Company requires either additional financing, sales of additional franchises, or a substantial increase in its network of Company-owned cafes and carts. For the years ended March 31, 1997 and 1996, the Company incurred a net loss of $5,326,000 and $3,966,000 and used net cash of $3,062,000 and $2,391,000 in operating activities, respectively. For the six months ended September 30, 1997 and 1996,the Company incurred a net loss of $2,394,000 and $1,511,000 and used net cash of $195,000 and $1,138,000, respectively. The Company has developed a specific operating plan to meet the ongoing liquidity needs of the Company's operations both for the year ended March 31, 1998, and thereafter. During the six months ended September 30, 1997, the Company has reduced and marketing expenses.

    Management believes that the Company's operating and financing plan will, if carried out successfully, be sufficient to meet the Company's liquidity needs for the year ended March 31, 1998 and thereafter. Based on the Company's current cost structure and other expense calculations, and the Company's current and anticipated revenue streams, including sales of new franchises and the operating income expected to be produced by the Company's Paradise Bakery chain, the Company estimates that it will break even on cash flow for the quarter ended September 30, 1998, assuming it succeeds in maintaining its schedule for the opening of new Company and franchisee-owned cafes. The Company does not expect to achieve profitability, however, until the quarter ended December 31, 1998, and then only if the Company's growth projections can be met and its cost structure remains stable, of which there can be no assurance (see "--Reliance on Growth for Profitability" above). However, there can be no assurance that enough new franchises will be sold to provide the necessary liquidity, or that the Company's liquidity goals will be reached in the immediate future, if ever.

DEPENDENCE ON TWO PRODUCT-LINES

    Prior to the Paradise Bakery acquisition, the Company's operations have been, to a significant extent, limited to the sale of whole bean coffees, coffee beverages and related products. These products are principally sold through its Company-owned and franchised Java Centrale cafes, carts and kiosks. They presently comprise about 5% of the Company's total revenue. Although retail sales of specialty coffee increased from approximately $1.0 billion in 1990 to $1.2 billion in 1992, during the period between 1962 and 1992, per capita coffee consumption in the United States decreased significantly. Any significant health concerns with respect to coffee could have an adverse effect on coffee consumption and the Company's profitability. The Company is not presently aware of any such significant health concerns.

    By acquiring Paradise Bakery, the Company diversified its revenue base by adding a new product line of convenience-based food products. Paradise Bakery's quick service restaurant concept generates approximately 95% of the Company's revenues. Paradise Bakery features menu items that include, depending upon the type of location, specialty soups, salads and sandwiches, as well as an assortment of bakery products, including cookies, muffins, croissants and desserts that are freshly prepared and baked daily at each location.

FLUCTUATIONS IN AVAILABILITY AND COST OF GREEN COFFEE

    The Company's revenues generated by sales at Java Centrale locations are vulnerable to fluctuations in the cost and availability of green coffee. Java Centrale locations currently obtain their coffees pursuant to a Producer Agreement (the "Producer Agreement") between the Company and Coffee Bean International ("CBI"), an independent roaster. Pursuant to the Producer Agreement, the Company utilizes CBI, which, in turn, uses numerous outside brokers, to source its primary raw material, green coffee. Coffee is the world's second largest traded commodity and its supply and price are subject to volatility. Although most coffee trades in the commodity market, coffee of the quality sought by the Company tends to trade on a negotiated basis at a substantial premium above commodity coffee pricing. Prices negotiated are dependant on the market forces which create the aggregate supply and demand for premium coffee beans at the time of purchase. Supply and price can be affected by multiple factors, such as weather, politics and economics in the producing countries.

GEOGRAPHIC CONCENTRATION

    A significant amount of the currently operating Company-owned or franchised cafes are located in the States of California, Arizona, and Texas. Accordingly, the Company is susceptible to fluctuations in its business caused by adverse economic conditions in those regions. Although California's economy has been in a long recession over the past several years, there recently have been indications that it is in the midst of a recovery. Difficult economic conditions in other geographic regions into which the Company may expand may also adversely affect the Company's results of operations. In addition, consumer preferences and tastes vary from region to region, and there can be no assurance that consumers located in the regions in which the Company intends to expand will be as receptive to specialty coffees as consumers in existing markets.

DEPENDENCE ON KEY PERSONNEL

    Management of the Company is dependent to a large degree on the services of Gary C. Nelson, Bradley B. Landin, Thomas A. Craig, and Jeffrey W. Dudley. Loss of the services of any of these individuals could have a material adverse effect on the Company's business. Although the Company has entered into employment agreements with each of the officers named above, it does not maintain key man life insurance for any of them. In addition, the Company believes that in order to succeed in the future it will be required to continue to attract, retain and motivate additional highly skilled executive, sales and other employees.

NO PROPRIETARY PROCESS

    Because Java Centrale stores and kiosks do not have any patents for their roasting specifications or the processes for preparing several of its coffee related beverages, competitors may be able to copy such specifications or processes. Moreover, there can be no assurance that competitors will not be able to develop processes more advanced than those of the Company.

LIMITED REGISTRATION PERIOD

    The Company does not intend to maintain indefinitely the effectiveness of the Registration Statement of which this Prospectus forms a part. From and after January 31, 2000, the Registration Statement will no longer be effective (unless the Company has elected to extend its effectiveness), and once the Registration Statement has been allowed to lapse, the shares described herein may no longer be sold in reliance upon this Prospectus or the Registration Statement.

POSSIBLE FUTURE ISSUANCES OF COMMON STOCK AND OTHER SECURITIES

    Additional Common Shares of the Company may be issued at any time by the Board of Directors, without shareholder approval, although issuances during the three years following the closing of this Offering will require the prior approval of the Placement Agent. The issuance of any such additional Common Shares may have an adverse effect on the market price of the Common Shares offered hereby, and could cause dilution to the Company's then-existing shareholders. As a matter of corporate policy, the Company intends to issue shares of its Common Stock as part of the consideration for future acquisitions and other transactions, where the use of such shares appears to be appropriate and cost-effective, or as a means of compensating and providing incentives to the Company's officers, directors, and consultants.

    Shares of preferred stock or other securities of the Company may also be issued by the Board of Directors, without shareholder approval, on such terms as the Board may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Moreover, although the ability to issue preferred stock may provide flexibility in connection with possible acquisitions and other corporate purposes, such issuance may make it more difficult for a third party to acquire, or may discourage a third party from acquiring a majority of the voting stock of the Company. The Company has no current plans to issue any shares of preferred stock.

STOCK PRICE VOLATILITY

    The price of the Company's Common Stock is subject to significant volatility due to fluctuations in revenues, earnings, capitalization, liquidity, press coverage, and financial market interest. Market perceptions of the Company's recent or potential performance in its various local market areas, economic trends generally, and the Company's relative degree of success with respect to its competition, among other factors, could cause the price of its stock to vary significantly in the short and middle term regardless of whether such perceptions prove to be accurate in the long run.

    The Company's Common Stock is currently traded on the NASDAQ SmallCap Market. This market has, from time to time, experienced extreme price and volume fluctuations which often have been unrelated to the operating performance of particular companies. There can be no assurance that the NASDAQ SmallCap Market will not in the future experience more severe fluctuations than are contemporaneously experienced by other U.S. stock markets and exchanges, such as the New York Stock Exchange or the American Stock Exchange, or the NASDAQ National Market System. Regulatory developments and economic and other external factors, as well as period-to-period fluctuations in financial results of the Company may have a significant impact on the market price of the Common Stock.

    The price of the Company's Common Stock is subject to significant volatility due to fluctuations in revenues, earnings, capitalization, liquidity, press coverage, financial market interest, and general market conditions. Some of these factors may be exacerbated because the food service and coffee beverage industries in which the Company operates are highly competitive and dominated by a few exceptionally strong companies.

NO CASH DIVIDENDS

    The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any such dividends in the foreseeable future.

GENERAL LIABILITY AND COMMERCIAL INSURANCE; PRODUCT LIABILITY INSURANCE

    Although the Company carries general liability and commercial insurance with coverage up to $2,000,000 and product liability insurance with coverage up to $1,000,000, there can be no assurance that this insurance will be adequate to protect the Company against any general, commercial and/or product liability claims. Any general, commercial and/or product liability claim, which is not covered by such policy, or is in excess of the limits of liability of such policy, could have a material adverse effect on the financial condition of the Company. There is no assurance that the Company will be able to maintain this insurance on reasonable financial terms.

GOVERNMENTAL REGULATION

    The food service industry is subject to extensive federal, state and local government regulations relating to the development and operation of food service outlets, including laws and regulations relating to building and seating requirements, the preparation and sale of food, cleanliness, safety in the work place, accommodations for the disabled, and the Company's relationship with its employees, such as minimum wage requirements, discriminatory practices, overtime and working conditions and citizenship requirements. The Company-owned and franchised cafes and carts are subject to various federal laws and regulations, including without limitation, the Fair Labor Standards Act, the Americans With Disabilities Act, the Department of Agriculture, the Food & Drug Administration, and numerous State and local laws and regulatory agencies. The failure to obtain or retain necessary food licenses or substantial increases in the minimum wage could adversely affect the operation of the Company. Furthermore, federal government proposals relating to health care may result in higher costs for the Company. The Company is also subject to federal regulations and certain state laws which regulate the offer and sale of franchises to its franchisees.

EFFECT OF RECENT CHANGES TO NASD SMALLCAP MARKET LISTING RULES

    The NASD has recently adopted a number of changes to its listing and maintenance criteria for companies quoted on the NASDAQ SmallCap Market. These changes are scheduled to go into effect on February 23, 1998.

    The NASD's new rules require, among other things, that the minimum bid price for any stock quoted on that market is $1.00; if the minimum bid price for a listed company's stock should drop below $1.00 for a material period of time, it would become eligible for delisting from the NASDAQ SmallCap Market List. Current NASD rules provide that one or the other (but not necessarily both) of the following criteria must be met: either (a) the minimum bid price for the Company's Common Stock must be at least $1.00 per share, or alternatively (b) the aggregate market value of the Company's public float must be at least $1,000,000 AND the Company must have at least $2,000,000 in combined capital and surplus. Although the Company met the old listing criteria, it may not meet the new standards in this respect. For the entire period between January 1 and November 30, 1997, the daily low price bid per share for the Company's Common Stock ranged from a low of approximately $0.50 to a high of approximately $3.125. Under the NASD's revised rules if the daily minimum bids for the Company's Common Stock do not exceed, and remain above a $1.00 per share, the Company may need to consider effectuating another reverse stock split or taking some other corporate action in order to be confident of its continuing ability to meet the NASD's new minimum bid requirements in this respect.

    Another of the new criteria adopted by the NASD, which will take effect February, 23, 1998, is that companies having securities listed on the SmallCap market maintain at least one of the following: either (a) net tangible assets of $2,000,000, or (b) a market capitalization of $35,000,000, or (c) annual net income for two of the previous three years of at least $500,000. The Company currently does not meet any of the criteria described above. However as a result of it's private equity placement efforts, as disclosed elsewhere in this registration statement, the Company anticipates that it will meet the net tangible assets criteria by February 23, 1998.

    In the event the Company's minimum bid price for its Common Stock falls below the $1.00 minimum for a material time or it is unable to effectuate a reverse stock split, or if its net tangible assets drop below $2,000,000 for any significant period of time, or if other criteria are adopted by the NASD which are more restrictive than those currently approved, the Company's Common Stock could ultimately be delisted from the NASDAQ SmallCap Market List. In such an event, the trading market for its Common Stock would immediately become far less liquid than it is at present.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from any sale or other transfer of any of the Shares. All proceeds from such transactions will go to the holders of the Shares. All proceeds derived from the exercise of the Warrants has been or will be used for general corporate purposes, including the reduction of corporate debt.

                                DIVIDEND POLICY

    The Company has not paid any cash dividends on its Common Stock. It is the present policy of the Company to retain earnings to finance the growth and development of its business, and therefore the Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company (i) as of September 30, 1997 and (ii) as adjusted to reflect the sale of 625,000 Common Shares and the exercise of 2,260,000 Warrants held by the Selling Shareholders.

                                                                                          SEPTEMBER 30, 1997
                                                                                     ----------------------------
                                                                                        ACTUAL        ADJUSTED
                                                                                     -------------  -------------
Accounts Payable...................................................................  $   2,001,000  $   1,000,000
Notes Payable......................................................................      3,082,000       --
Capital Lease Obligations..........................................................        112,000        112,000
Stockholders' equity:
  Preferred Stock: 25,000,000 shares authorized; no shares outstanding, actual and
    as adjusted....................................................................       --             --
  Common Stock: 50,000,000 shares authorized; 2,300,504 shares issued and outstanding; at September 30, 1997(1) 5,185,504 shares issued and outstanding
    as adjusted(1)(2)..............................................................     19,317,000     27,492,000
Accumulated Deficit................................................................    (15,832,000)   (16,319,000)
                                                                                     -------------  -------------
    Total stockholders' equity.....................................................      3,485,000     11,173,000
                                                                                     -------------  -------------
    Total capitalization...........................................................  $   8,680,000  $  12,285,000
                                                                                     -------------  -------------
                                                                                     -------------  -------------

------------------------

(1) As adjusted to reflect a one-for-ten reverse stock split, approved at the Company's 1997 Annual Meeting of Shareholders on November 25, 1997, which became effective on December 19, 1997.

(2) As adjusted to reflect the potential exercise of all of the 2,260,000 outstanding Common Stock Purchase Warrants held by the Selling Shareholders. See ("Selling Shareholders," below.)

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Company began operations on March 5, 1992, and operated as a development stage enterprise through the end of its fiscal year ended March 31, 1993. As a development stage enterprise, the Company focused its efforts on financial planning, raising capital, research and development, establishing sources of supply, developing markets, organizing the corporation, acquiring assets, and developing its business plan. During this time, the Company completed the filing of its Uniform Franchise Offering Circulars.

    Since inception, the Company has never earned a profit and the Company's operations have required, rather than provided, cash every year. In order to meet these cash requirements, the Company has from time to time sold common stock, borrowed short-term money, sold company assets and issued convertible debt. The net losses for the fiscal years ended March 31, 1997 and 1996 were $5,326,000 and $3,966,000, respectively. The net losses for the six months ended September 30, 1997 and 1996, were $2,394,000 and $1,511,000, respectively. The Company has an accumulated deficit of $13,438,000 and $15,832,000 as of March 31, 1997 and September 30, 1997, respectively. There can be no assurance that losses will not continue, or that the Company, as currently structured, will become profitable in the future. In the fiscal year ended March 31, 1997, the Company sold assets, raised debt and sold equity, and reduced expenses to meet its ongoing liquidity needs. During the six months ended September 30, 1997, the Company had warrants exercised, borrowed short-term funds and sold equity to meet ongoing liquidity needs. Currently the Company has a material working capital shortfall.

    During fiscal 1997 and to date, the Company has been operating at a loss primarily due to the under performance of the cafes in its Java Centrale system and to its administrative overhead. The Company's Java Centrale system has, in general, not grown as fast or proved to be as profitable as expected, and the Company has experienced higher than anticipated expenses in pursuing the development of these cafes, the closing of certain outlets in this system, and settling disputes with franchisees. The Company has implemented a plan that has resulted in a significant reduction of administrative overhead. The Company's continuing operating losses have left it in a materially weak cash-flow position, one effect of which has been that the Company has been unable to develop its more profitable Paradise Bakery system, which accounts for 95% of its revenues, as rapidly and extensively as it has planned to do.

    Over the last year, the Company's financing plan to meet its ongoing liquidity needs has been to raise new equity through private placements, refinance or obtain new debt funding and sell assets of the Company's operation. There can be no assurance that any similar financing, asset sales or equity placements will continue to be available to the Company in the future. Consequently, under current circumstances the Company does not anticipate that it will be able to continue existing operations in the future unless it can obtain new short-term or long-term financing, raise new equity or execute a significant sale of assets. The Company's Board of Directors is currently evaluating a number of options for the resolution of its immediate and long-term financial needs, including among other potential alternatives, the sale of its Java Centrale systems, obtaining a long-term loan secured by its Paradise Bakery assets, a private and/or public sale of Company stock and/or other securities, and a strategic merger. Some of the alternatives currently being studied by the Company's Board of Directors might result in a change in the management and/or control of the Company.

    In August of 1997, the Company retained E.C. Capital Ltd. ("ECC"), a New York based investment-banking firm, to raise equity capital in a two-stage private offering (the "ECC Offering"). In both stages, the Company would issue to investors units consisting of 250,000 shares of common stock, 250,000 "A" and "B" Warrants. The "A" Warrants have a term of two years from the date of issuance and may be exercised to purchase shares of common stock at a per share exercise price of $1.60. The "B" Warrants have a three-year term and may be exercised to purchase shares of common stock at a price per share of $2.00. The offering price for each full unit in the first stage of the ECC Offering is $25,000. ECC has undertaken to place 25 units in the first stage of the ECC Offering and 35 units in the second and final stage. The issuance of the "A" and "B" Warrants were subject to approval by the Company's Board of Directors and shareholders of (i) an amendment to the Company's Articles of Incorporation increasing its authorized number of shares of common stock from 25,000,000 to 50,000,000, (ii) effecting a one for ten reverse stock split of the outstanding shares of common stock, and
(iii) moving the Company's state of incorporation from California to Delaware. All of the above proposals were approved by the Company's shareholders at its annual meeting held November 25, 1997. The Company has agreed to pay ECC a 10% commission on all sales of units and a 3% non-accountable expense reimbursement. Additionally the Company must issue to ECC 250,000 "A" and "B" Warrants as a partial compensation for its efforts in completing the first stage of the ECC Offering and a equal number of Warrants in connection with the second stage, for a total of 1,000,000 warrants in all. The Company has also agreed to retain ECC as an advisor for the next three years at a fee of $3,000 per month and to pay ECC a 5% warrant solicitation fee for any of the investor warrants which are exercised. The Company has also agreed not to raise debt or equity financing during this three-year period other than with consent of ECC and to allow a ECC designee to observe all meetings of the Company's Board of Directors. Further, all of the Company's officers and directors have executed lock-up agreements with ECC whereby they have agreed not to transfer, assign, sell or otherwise dispose of any of their Company shares, except with the consent of ECC, until at least one year after the effective date of the registration statement. As of December 19, 1997 there have been 25 units placed totaling 625,000 common shares and net proceeds of $544,000.

    As of September 30, 1997, the Company operates under two brands, Java Centrale and Paradise Bakery and Cafe as compared to September 30, 1996, which the Company was operating under three brands, Java Centrale, Oh La La! and Paradise Bakery and Cafe. The following table represents the Company's operations at September 30, 1997, and September 30, 1996:

                                                          OPERATING UNITS AS OF SEPTEMBER 30, 1997
                                                 ----------------------------------------------------------
                                                             CAFE                     CARTS/ KIOSKS
                                                 ----------------------------  ----------------------------
                                                    COMPANY      FRANCHISED       COMPANY      FRANCHISED
                                                 -------------  -------------  -------------  -------------
Java Centrale..................................            1             23         --                  8
Oh La La!......................................       --             --             --             --
Paradise Bakery................................           16             32         --             --
                                                         ---            ---            ---            ---
  Total........................................           17             55         --                  8
                                                         ---            ---            ---            ---
                                                         ---            ---            ---            ---

                                                          OPERATING UNITS AS OF SEPTEMBER 30, 1996
                                                 ----------------------------------------------------------
                                                             CAFE                     CARTS/ KIOSKS
                                                 ----------------------------  ----------------------------
                                                    COMPANY      FRANCHISED       COMPANY      FRANCHISED
                                                 -------------  -------------  -------------  -------------
Java Centrale..................................            2             20         --                  8
Oh La La!......................................           10         --                  1         --
Paradise Bakery................................           16             35         --             --
                                                         ---            ---            ---            ---
  Total........................................           28             55              1              8
                                                         ---            ---            ---            ---
                                                         ---            ---            ---            ---

    The Company entered into agreements with franchisees to open three cafes during the quarter ended September 30, 1997, as compared to entering into agreements with franchisees to open five cafes during the quarter ended September 30, 1996. The Company entered into agreements with franchisees to open three cafes during the six months ended September 30, 1997, as compared to entering into agreements to open 10 cafes during the six months ended September 30, 1996.

    The Company opened one franchisee-owned cafe during the quarter ended September 30, 1997, as compared to opening two franchisee-owned cafes during the quarter ended September 30, 1996. The

Company opened three franchisee-owned cafes during both the six months ended September 30, 1997, and September 30, 1996.

    No Company-owned cafes were closed in the quarter ended September 30, 1997, as compared to closing one Company-owned cafe, which was operated under a management agreement, in the quarter ended September 30, 1996. The Company closed one Company-owned cafe and two franchisee-owned cafes in the six months ended September 30, 1997, as compared to closing two Company-owned cafes and one franchisee-owned cafe during the six months ended September 30, 1996. Cafe closures are primarily a result of poor financial performance.

    No Company-owned locations were sold to franchisees during the quarter ended September 30, 1997, as compared to selling two Company-owned locations during the quarter ended September 30, 1996. During the six months ended September 30, 1997, no Company-owned locations were sold as compared to selling five Company-owned cafes to franchisee and three Company-owned carts to a licensee for the six months ended September 30, 1996.

    In December of 1996, the Company sold the assets of Oh La La! to Good Food Fast Companies, Inc. for $1,250,000 in cash, 233,333 shares of preferred stock and a $750,000 convertible note receivable due in 1999. The assets included ten operating locations and a cart licensee. On March 31, 1997, the Company agreed with GFF to exchange $250,000 of the convertible note receivable for the assumption of certain liabilities of the Company, exchange 233,333 preferred shares for 233,333 shares of common stock, accelerate a payment of $145,000 due under the note receivable to May 1997 and convert the remaining $355,000 balance of the note into 40,000 shares of GFF common stock. The common shares of GFF at September 30, 1997 have been valued at $2.00 per share based on the estimated fair value of such shares at the time they were acquired. As of September 30, 1997, the Company owned approximately 30% of the outstanding common shares of GFF. The Company did not recognize any earnings from GFF under the equity method of accounting due to immateriality.

    In August 1997, Directors Lyle Edwards and Kevin Baker resigned from the Board of Directors of Java Centrale, Inc. The board appointed Bradley B. Landin, the Senior Vice President of Operations for the Company, as a director to fill one vacancy. At the annual stockholder's meeting held on November 25, 1997, Richard J. Crosby, Philip E. Pearce, Gary C. Nelson and Bradley B. Landin were elected to the Board of Directors. Mr. Crosby was elected Chairman of the Board. Richard D. Shannon, the former Chairman of the Board, announced prior to the meeting that he would not be running for re-election.

RESULTS OF OPERATIONS

    The Company's revenues are currently derived from Company-owned locations, initial franchise fees, resulting from cafe openings, franchise royalties, equipment sales, and product overrides on sales to its franchisees. Franchise fees range from $15,000 to $35,000 per cafe. The Company is entitled to 4%-6% of the gross receipts from each franchised cafe and 2%-10% of the gross receipts from each franchised cart. Product overrides range from 3% to 10% of the total purchase of coffee from the Company's contract roaster. The Company operates under two brands, Java Centrale and Paradise Bakery and Cafe. Currently 95% of the Company's revenues are results from the Paradise Bakery & Cafe brand.

    FISCAL 1997 AS COMPARED TO FISCAL 1996

    Total Company revenues for the fiscal year ended March 31, 1997 totaled $14,809,000, as compared to $9,555,000 for the year ended March 31, 1996, an increase of $5,254,000, or 55%. The principal components of this increase were:

    The Company's revenues from Company-owned retail operations increased by $5,229,000, or 69%, to $12,814,000 for the fiscal year ended March 31, 1997, from $7,585,000 for the fiscal year ended March 31, 1996. This increase resulted primarily from an increase of $6,682,000, in revenues from operating the acquired Paradise Bakery Company-owned locations for 12 months during the fiscal year ended March 31, 1997 as compared to operating the acquired Paradise Bakery Company-owned locations for three months during the fiscal year ended March 31, 1996. Additionally, revenues declined from prior years as a result of the sale of the Oh La La! Division in December 1996 and for the sale and closure of Company-owned cafes for approximately $1,450,000.

    Revenues from the Company's franchising operations increased $144,000, or 36% to $539,000 for the fiscal year ended March 31, 1997, from $395,000 for the fiscal year ended March 31, 1996. This increase is a result of the following recognized franchise fees: $128,000 associated with the opening of five Java Centrale franchisee-owned cafes and two Paradise Bakery franchisee-owned cafes, $117,000 associated with the sale of two Company-owned Paradise Bakery cafes to one franchisee and three Company-owned Java Centrale cafes to two franchisees, $10,000 associated with the transfer of ownership of two Java Centrale franchisee-owned locations, $45,000 forfeited fees associated with four Java Centrale franchisees and one Paradise Bakery franchisee, $140,000 in forfeited franchise fees directly related to the termination of the joint venture agreement, and $83,000 associated with the licensing rights agreement to South Korea for the fiscal year ended March 31, 1997, as compared to the recognition franchise fees during the fiscal year ended March 31, 1997 of: $330,000 associated with opening 15 franchisee-owned Java Centrale cafes and $65,000 in association with forfeited Java Centrale franchise fees.

    Revenues from the Company's royalties increased $811,000 or 154%, to $1,336,000 for the fiscal year ended March 31, 1997, from $525,000 for the fiscal year ended March 31, 1996. This increase resulted primarily from the royalties associated with the franchise operation of Paradise Bakery for the 12 months during the fiscal year ended March 31, 1997 as compared to three months during the fiscal year ended March 31, 1996, amounting to $675,000 along with the additional franchisee-owned locations operating during the 1997 fiscal year as compared to 1996.

    Revenues from the Company's equipment sales decreased $929,000, or 88%, to $121,000 for the fiscal year ended March 31, 1997 from $1,050,000 for the fiscal year ended March 31, 1996. This decrease resulted primarily from discontinuing the sale of equipment directly to franchisees in May of 1996.

    Total expenses for the year ended March 31, 1997 were $19,735,000, an increase of $6,142,000, or 45%, over expenses of $13,593,000 for the year ended March 31, 1996. The principal components of the increase in expenses resulted from:

    The cost of food and beverage, labor, and operating costs for the Company's retail operations increased $5,015,000, for the year ended March 31, 1997, to $12,518,000, as compared to $7,503,000 for the year ended March 31, 1996. The increase resulted primarily from an increase in expenses of $6,108,000 associated with operating the Paradise Bakery locations for 12 months during the fiscal year ended March 31, 1997 as compared to three months for the fiscal year ended March 31, 1996, in addition to a decrease of $1,093,000 in operating costs associated with the sale of three Company-owned Java Centrale cafes, two Company-owned Paradise Bakery cafes and the sale of the Oh La La! locations in December 1996.

    The Company's cost of equipment decreased by $889,000, or 86%, in the year ended March 31, 1997, to $149,000, as compared to $1,038,000 for the year ended March 31, 1996. This increase resulted primarily from discontinuing the sale of equipment directly to franchisees in May of 1996.

    Selling, general, and administrative expenses increased $416,000, or 10%, during the year ended March 31, 1997, to $4,603,000 from $4,187,000 during the 1996 fiscal year. This increase results from; increases in general and administration expenses associated with the operation of the Paradise Bakery locations for 12 months for the fiscal year 1997 as compared to three months for the fiscal year 1996 totaling $739,000, the recognition of expense for the re-design of the Paradise Bakery cafe concept totaling $76,000 and decreased expenses in the fiscal year 1997 resulted from consulting expenses reduced by $264,000, personnel costs reduced by $365,000, advertising and marketing expenses reduced by $334,000 and merger expenses decreased a total of $40,000. Additionally other increases in general and administrative expenses are legal and accounting increased $217,000, as a result of expenses associated with capital raising activities and settlements, fees and expenses associated with the issuance of common stocks of $39,000.

    For the year ended March 31, 1997, the Company had an operating loss of $4,926,405, a net loss of $5,326,192, and a loss per share of $4.62, as compared to an operating loss of $4,038,000, a net loss of $3,966,000, and a loss per share of $6.08 for the fiscal year ended March 31, 1996. The increased operating loss of $888,000 is primarily a result of higher general and administrative expenses as described above totaling $416,000, a loss of $275,000 relating to the conversion of a note receivable into common shares, settlement expenses relating to two franchisees and a former employee of Paradise Bakery amounting to $336,000, increased bad debt expenses of $398,000 resulting from certain franchisee related notes and royalties, a loss from the termination of the joint venture in Florida totaling $257,000 virtually the same expense relating to the closure of cafes at $413,000 for each fiscal year and higher depreciation and amortization expenses associated with the acquisition of Paradise Bakery totaling $205,000. The operating loss improved this fiscal year as compared to last fiscal year as a result of higher operating margins associated with the operations of Paradise Bakery for 12 months for the fiscal year ended 1997 as compared to three months for the fiscal year ended 1996 amounting to $752,000 and lower losses for the operations of Java Centrale totaling $180,000.

    The increased net loss of $1,360,000 for this fiscal year ended March 31, 1997 as compared to fiscal year 1996 is a result of the above increased operating loss of $888,000, and an increase in interest expense and fees associated with the Company's financings of $545,000.

    FISCAL 1996 AS COMPARED TO FISCAL 1995

    Total Company revenues for the fiscal year ended March 31, 1996 totaled $9,555,000, as compared to $1,776,000 for the year ended March 31, 1995, an increase of $7,779,000, or 438%. The principal components of this increase were increased revenues amounting to $6,249,000 from the Oh La La! purchased locations and the acquisition of the Paradise Bakery operations as of December 31, 1995.

    The Company's revenues from Company-owned retail operations increased by $7,108,000, to $7,585,000 for the fiscal year ended March 31, 1996 from $477,000 for the fiscal year ended March 31, 1995. This increase resulted primarily from $3,424,000 in revenues recognized with the acquisition of the Oh La La! locations and $2,826,000 in revenues recognized with the acquisition of the Paradise Bakery locations. Additionally there was an increase of $858,000 or 180% in revenues from the addition of five Company-owned Java Centrale locations during the 1996 fiscal year.

    Revenues from the Company's franchising operations slightly decreased $3,000, or 1% to $395,000 for the fiscal year ended March 31, 1996, from $398,000 for the fiscal year ended March 31, 1995, resulting from a decrease in forfeited franchise fees recognized by the Company during the 1996 fiscal year of $49,000, as compared to $79,000 received during the 1995 fiscal year.

    Revenues from the Company's royalties increased $327,000 or 165%, to $525,000 for the fiscal year ended March 31, 1996, from $198,000 for the fiscal year ended March 31, 1995. This increase resulted primarily from the royalties associated with the acquisition of Paradise Bakery amounting to $196,000 and the opening of 15 new franchisee-owned locations during the 1996 fiscal year.

    Revenues from the Company's equipment sales increased $348,000, or 50%, to $1,050,000 for the fiscal year ended March 31, 1996 from $702,000 for the fiscal year ended March 31, 1995. This increase resulted primarily from an increase of 15 franchisee-owned cafe locations opened during the 1996 fiscal year, as compared to the 11 franchisee-owned cafe locations opened during fiscal 1995. The Company sells the equipment required to substantially all of its franchisee-owned locations.

    Total expenses for the year ended March 31, 1996 were $13,593,000, an increase of $9,782,000, or 257%, over expenses of $3,811,000 for the year ended March 31, 1995. The principal components of the increase in expenses resulted from $7,126,000 in operating expenses associated with the acquisition of the Oh La La! locations and the acquisition of Paradise Bakery. Additionally, the increase resulted from the Company recognizing during the fiscal year end 1996, a one-time non-recurring expense of $453,000 relating to the issuance of shares below market pursuant to a consulting agreement to develop acquisitions, franchising opportunities and consult regarding investment relation matters for the Company. Additionally, there was an increase in the cost of equipment, selling, general and administrative expenses, depreciation and amortization and other operating costs from the addition of Oh La La! and Paradise Bakery.

    The cost of food and beverage, labor, and operating costs for the Company's retail operations increased $6,862,000, for the year ended March 31, 1996, to $7,503,000, as compared to $641,000, for the year ended March 31, 1995. The increase resulted primarily from $5,197,000 in operating costs associated with the acquisition of the Oh La La! locations and the acquisition of the Paradise Bakery locations. Additionally, an increase of $1,288,000 in operating costs associated with the addition of six Company-owned Java Centrale cafes during the 1996 fiscal year as compared to the 1995 fiscal year.

    The Company's cost of equipment increased by $263,000, or 34%, in the year ended March 31, 1996, to $1,038,000, as compared to $775,000 for the year ended March 31, 1995. This increase resulted primarily from the growth in the Company's opening seven additional franchisee-owned locations during the year.

    Selling, general, and administrative expenses increased $1,910,000, or 81%, during the year ended March 31, 1996, to $4,261,000 from $2,351,000 during the 1995 fiscal year, primarily because of higher expenses associated with legal, accounting, consulting, investor relations, and higher expense relating to franchise recruitment, training, and support, and overall administration salaries relating to the acquisition of Oh La La! and Paradise Bakery. Additionally, the increase resulted from the Company recognizing during the fiscal year end 1996, a one-time non-recurring expense of $453,000 relating to the issuance of shares below market pursuant to a consulting agreement to develop acquisitions, franchising opportunities and consult regarding investment relation matters for the Company.

    For the year ended March 31, 1996, the Company had an operating loss of $4,038,000, a net loss of $3,966,000, and a loss per share of $6.08, as compared to an operating loss of $2,035,000, a net loss of $1,894,000, and a loss per share of $4.22 for the fiscal year ended March 31, 1995. The increased operating loss and net loss primarily resulted from higher expenses associated with the Java Centrale system, increased administrative salaries, legal, accounting, consulting and investor relations, depreciation and amortization, and increased expenses associated with franchisee recruitment, support and training and the recognition of $410,000 in losses associated with cafe and cart closures. Additionally, the increase resulted from the Company recognizing during the fiscal year end 1996, a one-time non-recurring expense of $453,000 relating to the issuance of shares below market pursuant to a consulting agreement to develop acquisitions, franchising opportunities and consult regarding investment relation matters for the Company.

    QUARTER ENDED SEPTEMBER 30, 1997 AS COMPARED TO 1996

    Total Company revenues for the quarter ended September 30, 1997 totaled $2,649,000, as compared to $3,992,000 for the quarter ended September 30, 1996, a decrease of $1,343,000, or 34%. The principal components of this decrease were:

    The Company's revenues from Company-owned retail operations decreased by $1,283,000 or 36%, to $2,259,000 for the quarter ended September 30, 1997, from $3,542,000 for the quarter ended September 30, 1996. This decrease resulted primarily from a decrease of $987,000 associated with revenues from the Oh La La! Division, which was sold in December 1996, a decrease of $232,000 associated with the revenues from the operations of Company-owned cafes which were closed or sold, during fiscal year 1997, and a decrease in revenues from the Company-owned Paradise Bakery locations of approximately $64,000.

    Revenues from the Company's franchising operations decreased $69,000, or 56% to $54,000 for the quarter ended September 30, 1997, from $123,000 for the quarter ended September 30, 1996. This decrease is a result of recognized franchise fees of $25,000 associated with the transfer of one Java Centrale franchisee-owned cafe and $29,000 associated with the opening of one Paradise Bakery franchisee-owned cafe for the quarter ended September 30, 1997, as compared to the recognition $108,000 in franchise fees associated with both the opening of one Java Centrale franchise-owned cafe and the sale of two Java Centrale Company-owned cafes to a franchisee in addition to $15,000 associated with the opening of one franchisee-owned Paradise Bakery cafe during the quarter ended September 30, 1996.

    Revenues from the Company's royalties of $318,000 for the quarter ended September 30, 1997 and $317,000 for the quarter ended September 30, 1996, remained virtually the same. Royalties associated with Java Centrale decreased $6,000 to $102,000 for the quarter ended September 30, 1997, as compared to $108,000 for the quarter ended September 30, 1996, due to the closure of franchisee-owned cafes. Additionally, royalties associated with Paradise Bakery increased $7,000 to $216,000 for the quarter ended September 30, 1997, as compared to $209,000 for the quarter ended September 30, 1996, due to increased revenues from franchisee-owed cafes.

    Revenues from the Company's equipment sales increased $8,000 to $18,000 for the quarter ended September 30, 1997 from $10,000 for the quarter ended September 30, 1996. This increase primarily resulted from the sale of surplus equipment.

    Total expenses for the quarter ended September 30, 1997, were $4,030,000 a decrease of $691,000, or 15%, over expenses of $4,721,000 for the quarter ended September 30, 1996. The principal components of the decrease in expenses resulted from:

    The cost of food and beverage, labor and operating costs for the Company's retail operations decreased $1,109,000 for the quarter ended September 30, 1997, to $2,081,000 as compared to $3,190,000 for the quarter ended September 30, 1996. This decrease results primarily from a decrease of $813,000 in expenses associated with the operating Oh La La! Division, which was sold in December 1996, a decrease in expenses of $306,000 associated with the operations of Company-owned cafes, which was sold or closed during the fiscal year ended March 31, 1997, and approximately $10,000 associated with increased operating costs associated with the operation of the Paradise Bakery Company-owned locations.

    The Company's cost of equipment increased by $5,000 in the quarter ended September 30, 1997, to $6,000 as compared to $1,000 for the quarter ended September 30, 1996. This increase primarily resulted from the sale of surplus equipment.

    Selling, general, and administrative expenses increased $113,000 or 11%, during the quarter ended September 30, 1997, to $1,122,000 from $1,009,000 during the quarter ended September 30, 1996. This increase results from decreased expenses associated with the operations of the Oh La La! Division, which sold in December 1996, totaling $42,000, decreased personnel cost of $52,000, decreased marketing costs of $14,000, decreased travel expense of $20,000, increased legal and accounting fees of $120,000 and increased investor relations of $30,000. Additionally, there were increased consulting fees of $95,000, of which $29,000 was associated with the Companies capital raising efforts.

    For the quarter ended September 30, 1997, the Company had an operating loss of $1,381,000, a net loss of $1,583,000, and a loss per share of $0.96, as compared to an operating loss of $731,000, a net loss of $748,000, and a loss per share of $0.68 for the quarter ended September 30, 1996.

    The operating loss increased $650,000 to $1,381,000 during the quarter ended September 30, 1997 as compared to $731,000 during the quarter ended September 30, 1996. The increase is a result of decreased revenues and cost of company sales totaling $198,000, higher selling, general and administrative expenses totaling $113,000, decreased depreciation and amortization of $57,000 from the sale of the Oh La La! Division, increased losses associated with a cafe closure of $345,000, increased settlement expense of $31,000, bad debt expense of $50,000 associated with certain franchisees related notes and royalties, and no gain from the sale of assets during the quarter ended September 30, 1997, as compared to a loss from the sale of assets of $30,000 during the quarter ended September 30, 1996.

    The net loss increased $835,000 to $1,583,000 during the quarter ended September 30, 1997, as compared to $748,000 during the quarter ended September 30, 1996. The increased net loss of is primarily a result of the above increased operating loss of $650,000, and an increase in interest expense and fees associated with the Company's financing of $133,000, and associated with both the sale of the Oh La La! Division and the sale and closure of cafes, interest income decreased $13,000 and other income decreased $39,000.

    SIX MONTHS ENDED SEPTEMBER 30, 1997 AS COMPARED 1996

    Total Company revenues for the six months ended September 30, 1997, totaled $5,197,000, as compared to $8,481,000 for the six months ended September 30, 1996, a decrease of $3,284,000, or 39%. The principal components of this decrease were:

    The Company's revenues from Company-owned retail operations decreased by $3,112,000 or 41%, to $4,444,000 for the six months ended September 30, 1997, from $7,556,000 for the six months ended September 30, 1996. This decrease resulted primarily from a decrease of $1,939,000 associated with revenues from the Oh La La! Division, which was sold in December 1996, a decrease of $931,000 associated with the revenues from the operations of Company-owned cafes which were closed or sold, during the fiscal year 1997 and a decrease in revenues from the Company-owned Paradise Bakery locations of approximately $242,000.

    Revenues from the Company's franchising operations decreased $99,000, or 49% to $104,000 for the six months ended September 30, 1997, from $203,000 for the six months ended September 30, 1996. This decrease is a result of recognized franchise fees totaling $75,000 associated with the opening of two Java Centrale franchisee-owned cafes and the transfer of one Java Centrale franchisee-owned cafe in addition to $29,000 associated with the opening of one Paradise Bakery franchisee-owned cafe for the six months ended September 30, 1997, as compared to the recognition $148,000 in franchise fees associated with the opening of one Java Centrale franchise-owned cafe, the sale of two Java Centrale Company-owned cafes to a franchisee and forfeited franchise fees, in addition to $55,000 associated with the sale of two Paradise Bakery Company-owned cafes to a single franchisee and the opening of one Paradise Bakery franchisee-owned cafe during the six months ended September 30, 1996.

    Revenues from the Company's royalties of $616,000 for the six months ended September 30, 1997, and $614,000 for the six months ended ended September 30, 1996, remained virtually the same. Royalties associated with Java Centrale decreased $33,000 to $181,000 for the six months ended September 30, 1997, as compared to $214,000 for the six months ended September 30, 1996, due to the closure of franchisee-owned cafes. Additionally royalties associated with Paradise Bakery increased $35,000 to $435,000 for the six months ended September 30, 1997, as compared to $400,000 for the six months ended September 30, 1996 due to the increases in revenues from franchisee-owed cafes.

    Revenues from the Company's equipment sales decreased $75,000, or 69%, to $33,000 for the six months ended September 30, 1997 from $108,000 for the six months ended September 30, 1996. This decrease primarily resulted from discontinuing the sale of equipment directly to franchisees in May of 1996.

    Total expenses for the six months ended September 30, 1997, were $7,314,000, an decrease of $2,684,000, or 27%, over expenses of $9,998,000 for the six months ended September 30, 1996. The principal components of the decrease in expenses resulted from:

    The cost of food and beverage, labor and operating costs for the Company's retail operations decreased $2,874,000, or 41% for the six months ended September 30, 1997, to $4,087,000 as compared to $6,961,000 for the six months ended September 30, 1996. This decrease results primarily from a decrease of

$1,672,000 in expenses associated with operating the Oh La La! Division, which was sold in December 1996, a decrease in expenses of $964,000 associated with the operations of Company-owned cafes, which were sold or closed during the fiscal year ended March 31, 1997, and approximately $238,000 associated with decreased operating costs associated with the operation of the Paradise Bakery Company-owned locations.

    The Company's cost of equipment decreased by $78,000, or 76%, for the six months ended September 30, 1997, to $24,000, as compared to $102,000 for the six months ended September 30, 1996. This decrease primarily resulted from discontinuing the sale of equipment directly to franchisees in May of 1996.

    Selling, general, and administrative expenses decreased $51,000 or 2%, during the six months ended September 30, 1997, to $2,061,000 from $2,112,000 during the six months ended September 30, 1996. This decrease results from decreased expenses associated with the operations of the Oh La La! Division, which sold in December 1996, totaling $99,000, decreased personnel cost of $209,000, decreased travel expense of $52,000, decreased marketing costs of $27,000, increased investor relations of $26,000 and increased legal and accounting fees of $109,000. Additionally, there were increased consulting fees of $201,000, of which $93,000 was associated with the Companies capital raising efforts.

    For the six months ended September 30, 1997, the Company had an operating loss of $2,117,000, a net loss of $2,394,000, and a loss per share of $1.55, as compared to an operating loss of $1,517,000, a net loss of $1,511,000, and a loss per share of $1.51 for the six months ended September 30, 1996.

    The operating loss increased $600,000 to $2,117,000 during the six months ended September 30, 1997, as compared to $1,517,000 during the six months ended September 30, 1996. The increase is a result of lower revenues and cost of company sales of $203,000, and lower selling, general and administrative expenses totaling $51,000, decreased depreciation and amortization of $112,000 from the sale of the Oh La La! Division, increased losses associated from cafe closures of $346,000, bad debt expense and settlement expense of $178,000 associated with certain franchisees related notes and royalties, and no gain from the sale of assets during the six months ended September 30, 1997, as compared to a gain from the sale of assets of $36,000 during the six months ended September 30, 1996.

    The net loss increased $883,000 to $2,394,000 during the six months ended September 30, 1997, as compared to $1,511,000 during the six months ended September 30, 1996. The increased net loss is a result of the above increased operating loss of $600,000, and an increase in interest expense and fees of $154,000, associated with the Company's financing, and decreased other and interest income of $129,000, associated with the with both the sale of the Oh La La! Division and the sale and closure of cafes.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, the Company has never earned a profit and the Company's operations have required, rather than provided, cash each year. In order to meet these cash requirements, the Company has from time to time sold Common Shares, borrowed short-term, sold Company assets and issued convertible debt. The Company's net loss for the fiscal years ended March 31, 1997 and 1996 were $5,326,000 and $3,966,000, respectively. Since then the Company has suffered additional losses of $811,000 for the quarter ended June 30, 1997 and $1,583,000 for the quarter ended September 30, 1997. The Company has an accumulated deficit of $13,438,000 and $15,832,000 as of March 31, 1997 and September 30, 1997,
respectively. There can be no assurance that losses will not continue, or that the Company, as currently structured, will become profitable in the future. In the fiscal year ended March 31, 1997, the Company sold assets, raised debt and sold equity, and reduced expenses to meet its ongoing liquidity needs. During the six months ended September 30, 1997, the Company had warrants exercised, borrowed short-term funds and sold equity to meet ongoing liquidity needs. Currently the Company has a material working capital shortfall.

    In the 1996 fiscal year, the Company issued 1,604,692 common shares for $3,541,000 in proceeds in a series of private placements. The Company also issued convertible debt in three separate private transactions totaling $3,500,000. As of March 31, 1997, $2,054,000 had been converted into 3,311,183 common shares. During the quarter ended September 30, 1997, an additional $249,000 of convertible debt had been converted into 1,335,197 shares of the Company's common stock. As of September 30, 1997, $2,303,000 of convertible debt had been converted into 4,646,394 shares of the Company's common stock.

    From July 1, 1997, to August 8, 1997, an additional $197,000 of convertible debt was converted into 2,386,226 shares. Additionally, in July 1997, the Company agreed to restructure the remaining portion of the unconverted note, totaling $1,000,000, into a note due no later than January 1, 1998, pledging shares of Paradise Bakery, Inc. as collateral and adding $250,000 to the balance of the note to eliminate the conversion feature of the note. The Company will recognize the $250,000 as additional interest expense over the remaining term of the note.

    In December of 1996, the Company sold the assets of Oh La La! to Good Food Fast Companies, Inc. "GFF" for $1,250,000 in cash, 233,333 shares of preferred stock and a $750,000 convertible note receivable due in 1999. On March 31, 1997, the Company agreed with GFF to exchange $250,000 of the convertible note receivable for the assumption of certain liabilities of the Company, exchange 233,333 preferred shares for 233,333 shares of common stock, accelerate a payment of $145,000 due under the note receivable to May 1997 and convert the remaining $355,000 balance of the note into 40,000 shares of GFF common stock. The common shares of GFF at September 30, 1997, have been valued at $2.00 per share based on the estimated fair value of such shares at the time of the acquisition. As of September 30, 1997, following the related conversions, the Company owned approximately 30% of the outstanding common shares of GFF. The Company did not recognize any earnings from GFF under the equity method of accounting due to immateriality.

    In July 1996, the Company borrowed $350,000 under a note due in April 1997. This note was paid with the proceeds of the long-term debt in November 1996, when the Company completed a financing of $779,000 in long-term debt, pledging the assets of Paradise Bakery. Although the Company is currently in default of certain financial covenants under this note, it is current with the required monthly payments under the note. The Company also used proceeds of the $779,000 to pay a note due Chart House Enterprises in the amount of $330,000.

    In May 1996, the Company completed the sale of two Company-owned Paradise Bakery cafes to a franchisee for proceeds of $280,000, which were applied to the note due Sanwa Bank from the merger of Founders Venture, Inc.

    In April 1996, the Company completed a financing for $400,000, which pledged the assets of Oh La La!. This note was paid from the proceeds of the cash portion on the sale of Oh La La! in December 1996.

    In July of 1996, Baycor, Gary C. Nelson, the Company's President and Chief Executive Officer, and Steven J. Orlando, its then-Chief Financial Officer, agreed to loan the Company an aggregate of $175,000 from time to time on an as-needed basis until April of 1997, when this line of credit would be terminated and the sums then borrowed and outstanding would become due and payable. The interest rate on the funds so advanced was prime plus 2%. The line of credit was terminated as of March 31, 1997. In replacement, in April 1997 Mr. Nelson advanced the Company $50,000 in exchange for a note secured by the Company's assets, Mr. Orlando advanced the Company $31,000 in the form of deferred salary for the period from December 1996 through March 1997, and Baycor deferred receipt of salary and expenses accrued during the 1997 fiscal year amounting to $145,000, without interest. In September 1997 the amount owed to Mr. Nelson was reduced to $35,000 and the amount owed to Mr. Orlando was reduced to $15,000, additionally each is owed accrued interest at the rate of prime plus 2%. The amount owed to Baycor as of the date of September 30, 1997 is $165,000.

    During the six months ended September 30, 1997 the Company borrowed an additional $275,000 thereby increasing the balance on the note to Alta Petroleum, Inc. to $575,000. Alta Petroleum extended the due date of the note to September 30, 1997. The Company is currently negotiating with Alta Petroleum to extend the term of this note to March 31, 1998. The Company currently has no available credit lines. In November 1997, the Company borrowed $250,000 from The Harmat Organization, a Delaware corporation, to meet working capital needs through December, 1997. The loan is secured by common stock pledged by officers of the Company. Principal and interest of 15% are due on December 31, 1997. As additional consideration, 10,000 warrants were also issued at an exercise price of $.050. These warrants expire in November 2000 and have been included in the registration statement.

    Over the last year, the Company's financing plan to meet its ongoing liquidity needs has been to raise new equity through private placements, refinance or obtain new debt funding and sell assets of the Company's operation. There can be no assurance that any similar financing, asset sales or equity placements will continue to be available to the Company in the future. Consequently, under current circumstances the Company does not anticipate that it will be able to continue existing operations in the future unless it can obtain new short-term or long-term financing, raise new equity or execute a significant sale of assets. The Company's Board of Directors is currently evaluating a number of options for the resolution of its immediate and long-term financial needs, including among other potential alternatives, the sale of its Java Centrale systems, obtaining a long-term loan secured by its Paradise Bakery assets, a private and/or public sale of Company stock and/or other securities, and a strategic merger. Some of the alternatives currently being studied by the Company's Board of Directors might result in a change in the management and/or control of the Company.

    In August of 1997, the Company retained E.C. Capital Ltd. ("ECC"), a New York based investment-banking firm, to raise equity capital in a two-stage private offering (the "ECC Offering"). In both stages, the Company would issue to investors units consisting of 250,000 shares of common stock, 250,000 "A" and "B" Warrants. The "A" Warrants have a term of two years from the date of issuance and may be exercised to purchase shares of common stock at a per share exercise price of $1.60. The "B" Warrants have a three-year term and may be exercised to purchase shares of common stock at a price per share of $2.00. The offering price for each full unit in the first stage of the ECC Offering is $25,000. ECC has undertaken to place 25 units in the first stage of the ECC Offering and 35 units in the second and final stage. The issuance of the "A" and "B" Warrants were subject to approval by the Company's Board of Directors and shareholders of (i) an amendment to the Company's Articles of Incorporation increasing its authorized number of shares of common stock from 25,000,000 to 50,000,000, (ii) effecting a one for ten reverse stock split of the outstanding shares of common stock, and (iii) moving the Company's state of incorporation from California to Delaware. All of the above proposals were approved by the Company's shareholders at its annual meeting held November 25, 1997. The Company has agreed to pay ECC a 10% commission on all sales of units and a 3% non-accountable expense reimbursement. Additionally the Company must issue to ECC 250,000 "A" and "B" Warrants as a partial compensation for its efforts in completing the first stage of the ECC Offering and a equal number of Warrants in connection with the second stage, for a total of 1,000,000 warrants in all. The Company has also agreed to retain ECC as an advisor for the next three years at a fee of $3,000 per month and to pay ECC a 5% warrant solicitation fee for any of the investor warrants which are exercised. The Company has also agreed not to raise debt or equity financing during this three-year period other than with consent of ECC and to allow a ECC designee to observe all meetings of the Company's Board of Directors. Further, all of the Company's officers and directors have executed lock-up agreements with ECC whereby they have agreed not to transfer, assign, sell or otherwise dispose of any of their Company shares, except with the consent of ECC, until at least one year after the effective date of the registration statement. As of December 19, 1997 there have been 25 units placed totaling 6,250,000 common shares and net proceeds of $544,000.

    At the Company's current level of development, it does not generate net cash from operations. To fund its operations, the Company requires either additional financing, sales of additional franchises, or a substantial increase in its network of Company-owned cafes and carts. The Company incurred a net loss of $5,326,000 and $3,966,000 and used net cash of $3,062,000 and $2,391,000 in operating activities for the years ended March 31, 1997 and 1996, respectively. The Company incurred a net loss of $2,394,000 and $1,511,000 and used net cash of $195,000 and $1,138,000 for the six months ended September 30, 1997 and 1996, respectively. To fund its operations, the Company requires either additional financing, significant sales of additional franchises, or a substantial increase in its network of Company-owned cafes.

    The Company has developed a specific operating plan to meet the ongoing liquidity needs of the Company's operations. During the fiscal year ended March 31, 1997, the Company reduced administrative salaries, certain employee benefit costs, and marketing expenses. The Company also sold 20 of its existing Company-owned cafes and carts for proceeds of $1,321,000 in cash and is actively pursuing the sale of additional assets. Despite the sale (and possible future sales) of these assets, the Company does intend to operate Company-owned locations. The Company also completed a number of debt financing transactions totaling $1,729,000 and the sale of equity for $1,525,000 to meet its ongoing liquidity needs in the fiscal year ended March 31, 1997. Additionally during the six months ended September 30, 1997 the Company borrowed $275,000 in short-term loans and had warrants exercised in the amount of $205,000 to meet its ongoing liquidity needs.

    Based on the Company's current cost structure and other expense calculations, and the Company's current and anticipated revenue streams, including sales of new Java Centrale franchises and the operating income expected to be produced by the Company's Paradise Bakery system, the Company cannot estimate that it will break even on cash flow in the current fiscal year. The Company does not expect to achieve profitability until after March 31, 1998 and then only if the Company's growth projections can be met and its cost structure remains stable. There can be no assurance that enough new franchises will be sold to provide the necessary liquidity, or that the Company's liquidity goals will be reached in the immediate future, if ever. The Company has certain debt obligations that are in default for non-compliance with financial covenants and non-payment to the scheduled required payments. These obligations have been classified as currently due in the financial statements and the Company cannot make any assurances as to the ultimate disposition of these debt obligations which total approximately $3,256,000 as of November 1997. The Company's plan of operation to provide ongoing liquidity continues to include the sale of certain operating assets, the active pursuit of debt and equity and the restructure of debt. The Company can not make any assurance that this plan will be achieved.

                                    BUSINESS

BUSINESS DEVELOPMENT

    Java Centrale, Inc., a California corporation (the "Company"), began operations on March 5, 1992, and operated as a development stage enterprise through the end of its fiscal year ended March 31, 1993, and commenced principal operations as of April 1, 1993, at which time it had operating two franchised cafes. At September 30, 1997, the Company was operating 17 Company-owned cafes, 55 franchisee-owned cafes, eight franchisee-owned carts, and had an additional signed agreements for as-yet-unopened franchisee-owned cafes.

ACQUISITIONS AND DISPOSITIONS

    On March 30, 1995, the Company completed its acquisition of substantially all of the assets of Oh La La!, Inc., a Delaware corporation headquartered in Northern California. At the time of this transaction, Oh La La! was the Debtor-in-Possession in a Chapter 11 bankruptcy proceeding. The assets purchased included tenant improvements, equipment, and goodwill. The purchase price for the acquired assets were $2,104,000 and liabilities in the amount of $113,000 were assumed as part of the transaction.

    In December of 1996, the Company sold the assets of Oh La La! to Good Food Fast Companies, Inc. "GFF" for $1,250,000 in cash, 233,333 shares of preferred stock and $750,000 in notes receivable due in 1999. On March 31, 1997, the Company agreed with GFF to exchange $250,000 of the convertible note receivable for the assumption of certain liabilities of the Company, exchange 233,333 preferred shares for 233,333 shares of common stock, accelerate a payment of $145,000 due under the note receivable to May 1997 and convert the remaining $355,000 balance of the note into 40,000 shares of GFF common stock. The common shares of GFF at March 31, 1997, have been valued at $2.00 per share based on the fair value of such shares. The Company recognized an aggregate loss of $305,000 from the sale of Oh La La! and the subsequent conversion of the note receivable into common shares. As of September 30, 1997, the Company owned approximately 30% of the outstanding common shares of GFF. Under current general accepted accounting principles the Company periodically evaluates the fair value of this investment and adjusts the carrying value for unrealized gain or losses.

    On December 31, 1995, the Company acquired 100% of the outstanding shares of Paradise Bakery, Inc., for $5,375,000 cash and $1,350,000 notes payable of which $385,000 represented an amount due from Founders Venture, Inc. prior to the Founders Venture merger. As of September 30, 1997, Paradise Bakery, Inc., operates 16 Company-owned bakery/cafes and 32 franchisee-owned bakery/cafes.

    On January 17, 1996, the Company merged into Paradise Bakery, Inc., 100% of the outstanding shares of Founder Ventures, Inc., for 431,853 common shares of the Company. Founder Venture, Inc., operated eight franchisee-owned Paradise bakery/cafes prior to the merger.

    On January 17, 1996, the Company acquired certain assets of Venture 88, Inc., for 74,073 shares of the Company and assumed $154,000 of liabilities and issued $46,000 in notes payable. The assets acquired were for three franchisee-owned Paradise bakery & cafes prior to the acquisition.

    The Company's revenues are derived from Company-owned facilities, initial franchise fees, franchise royalties and product overrides on sales to its franchisees. Franchise fees range from $15,000 to $35,000 per cafe. The Company is entitled to 4-6% of the gross receipts from each franchised cafe and 2-10% of the gross receipts from each franchised cart. Product overrides amount to 10% of the total purchases by its franchisees of coffee from the Company's contract roaster.

BUSINESS OF ISSUER

    JAVA CENTRALE COFFEE CAFES

    The Company has found it difficult to recruit franchisees for the Java Centrale system. This difficulty is driven by the lack of sufficient quantities of suitable sites to grow the system along with the historical performance of the Java Centrale system. The lack of inventory of suitable sites is the result of the demand for similar sites by other specialty coffee and other specialty food operators. The Company intends to continue the selective franchising of the Java Centrale system despite the highly competitive environment in which Java Centrale cafes operate.

    Each Java cafe offers over 40 different varieties of whole bean and fresh ground coffees--made from carefully selected gourmet coffee beans, slowly roasted and blended to Java's proprietary specifications, and containing 100% class one Arabica mild high-grown hard beans. In addition to selling numerous coffees and other specialty beverages, the cafes also sell coffee-making equipment and accessories such as brewers, espresso makers, grinders, mugs and carafes. The Company's coffee products appeal to the tastes of today's specialty coffee consumers--who are better educated, more affluent, prefer high quality and good value, consider gourmet coffee an affordable luxury.

    The Company is one of many regional specialty coffee operators. Although the concept has reached a level of recognition in the Los Angeles area the other Java Centrale cafe locations have been developed on an individual basis in a number of cities in five other states and are therefore recognized only in their immediate area. The overall result is minimal recognition and market share versus the larger regional and national operators.

    Java Centrale cafes offer convenient and comfortable indoor and outdoor seating which encourages the customers to relax and enjoy their visit to the cafe during business hours, evenings, or on weekends. This attracts customers into Java Centrale cafes during various parts of the day when they might not otherwise frequent the cafe exclusively for coffee. Although this multi-use philosophy does differentiate the Java Centrale concept, it is still in direct competition with any outlet that serves specialty coffee and other operators, in or out of the coffee segment, who offer similar food items.

    Java Centrale's menu offers a wide selection of coffee beverages and gourmet complementary food selections, along with take-home whole-bean coffees. The food menu items are prepared fresh to order and are presented attractively. The presence of complementary food items gives the consumer multiple reasons to frequent the cafes. The availability of whole bean coffees, brewed coffees and espresso based beverages, breakfast pastries, lunch time sandwiches and salads along with late night dessert offerings brings the consumer back to the cafe more often and at times of the day when they might not frequent the cafe if it offered coffees exclusively.

    PARADISE BAKERY/CAFES

    On December 31, 1995, the Company acquired 100% of the outstanding stock of Paradise Bakery, Inc., a Delaware corporation, which was operating seven Company-owned and 44 franchisee-owned bakery/cafes at that time. On January 1, 1996, the Company acquired 10 Paradise Bakery franchisee-owned bakery/cafes in two separate agreements. The Company believes that the acquisition of Paradise Bakery will allow the Company to further enhance the Company's expansion strategy by franchising and developing Paradise Bakery.

    Paradise Bakery has cafes at 55 locations in Hawaii, California, Arizona, Oregon, Washington, Colorado, Oklahoma and Texas. Of these, 16 are company-owned and 39 are franchised. Highly visible sites in upscale markets include the Phoenix Airport, Scottsdale Fashion Square, Ala Moana Center in Hawaii, and in the ski resorts of Aspen and Snowmass. Both Company and Franchisee-owned cafes seek to capture "prime" high-traffic locations such as shopping mall, airports, and upscale recreational/tourist areas. The Paradise Bakery concept has limited competition in the upscale bakery cafe market. The Paradise brand name is well established and synonymous with quality baked fresh baked goods.

    Freshly baked cookies, muffins and croissants have been the signature products at Paradise Bakery cafes. Paradise Bakery also offers brownies, cinnamon rolls and other pastry and bakery goods. Most bakery goods are made from scratch, baked on the premises throughout the day to ensure freshness, and are made from the highest quality ingredients. Paradise Bakery cafes also feature freshly made specialty sandwiches, entree salads, pasta salads, and soups. The Company is currently implementing a proprietary coffee program. The products offered under this new banner are quality-brewed coffees and espresso based specialty coffee beverages such as lattes, cappuccinos and espressos. These products are an integral part of the overall positioning of the concept, as they address the customer's desire to eat healthy food, which is served quickly.

    The Paradise Bakery cafe is a twenty-one year old proven concept with limited competition in the upscale bakery cafe market. The Company believes that concept is now properly positioned to take advantage of the significant growth opportunities in both traditional as well as non-traditional sites nationwide. To exploit those opportunities the "new generation" Paradise Bakery model was developed with the objective of expanding the current site criteria and actively target the over 766 shopping malls with Gross Leasing Area greater than or equal to 800,000 sq. ft. in the United States. The Company will use its existing developer relationships and a professional food court site selection company, to continue to select future sites. The first two new generation Paradise Bakery cafes were developed and opened, in cooperation with an existing franchisee of Paradise Bakery, in Littleton, Colorado, and at the Southwest Airlines terminal in the Phoenix Airport. Other new look bakery cafes began operating in both Arizona, California and Texas during 1997 including both new cafe openings and remodels of existing locations. Paradise Bakery's "new generation" Paradise Bakery cafes have a new upscale design and an improved and expanded menu. In addition to mall locations, the cafe's new design will work well in power centers, office buildings, airports, as well as university and college campuses.

    In December 1997, the Company and Host Marriott Services (Host) signed an exclusive mast concession agreement. This five year agreement appoints Host as the exclusive franchisee for single-operator food courts, airports and travel plaza. Host currently operates two Paradise Bakery and Cafes in Texas and plans to open a minimum of five new locations in regional malls in 1998. Host currently controls approximately 70% of travel plazas and 65% of airport venues in the United States. Host will be looking to add Paradise Bakery to these venues in 1998 as well.

INDUSTRY OVERVIEW

    JAVA CENTRALE COFFEE CAFES

    Although the coffee market is huge and continues to grow at a strong rate, the competition in the industry has increased significantly and has made it more difficult for the smaller companies, such as Java Centrale, to obtain favorable new locations and to operate profitably. Annual U.S. coffee sales have now reached $8 billion. Specialty coffee consumption has increased 30% per year for the last three years. Find/ SVP, a leading research organization, forecasts 20% to 25% compounded annual growth rates in sales of specialty (gourmet) coffee for many years to come. The Specialty Coffee Association trade group estimates that "coffee bar" outlets like those in the Java Centrale system will more than double from about 4,500 recently to over 10,000 by the year 2000. The growth of specialty coffee sold for home consumption has continued in the 1990's, with sales projected to double to an estimated $3 billion by 1999. In 1983, gourmet coffee accounted for 10% of the total U.S. coffee market. Today, it accounts for an approximate 30% share of the coffee market. It is projected that by the end of the decade, it will account for 50% of all coffee sales.

    The Company believes that the increasing popularity of specialty coffees over the last several years can be attributed to five major factors which have led to the transformation of specialty coffee from a highly specialized and small segment of the coffee industry in the United States to an independent and growing sector of the market. These five major factors are: (1) the trend toward healthy eating, including the reduced consumption of alcoholic beverages, (2) the availability of automatic drip coffee makers for the home, (3) the rising price of regular coffee, (4) the rise of the gourmet foods market, and (5) several technological innovations, including improved decaffeination methods and the introduction of the one-way valve for coffee packaging, which allows carbon dioxide to escape but does not permit oxygen to enter, thereby stretching the shelf life of coffee from just a few days to nearly one year.

    PARADISE BAKERY/CAFES

    Independent experts and industry surveys predict that the Bakery and Cafe segment in which Paradise Bakery has positioned its operations will experience some of the highest growth rates in the food service industry. This provides an underlying growth trend to stimulate interest among consumers, franchisees, investors, and money managers. It was reported that:

    - MODERN BAKING MAGAZINE reported in its February, 1997 issue which features Paradise Bakery on the cover, that the BAKERY/CAFE segment will experience 30% growth within a year; and, over the next several years, growth should accelerate to explosive levels.

    - THE GALLUP ORGANIZATION, in a special report prepared for the International Dairy-Deli-Bakery Association in 1995, confirms the strong growth in the consumption of sweet goods, such as cookies, muffins, and danish or pastries, between 1990 and 1995. For example:

    - 31% of consumers eat sweet goods for breakfast

    - 16% of households eat cookies every day and 35% eat cookies one to six times a week

    - 18% of consumers eat muffins once a week or more. That represents a 20% increase in consumption

    The Company believes that the increasing popularity of the bakery/cafe segment results from the trend of eating healthier, customers seeking fresh products, and the general growth in the gourmet food markets. The Company also believes the bakery/cafe segment will continue to grow and that further consolidation of regional operators will continue.

    Paradise cafes experience great popularity because they appeal to the tastes of today's specialty food consumers. These consumers are profiled as:

    - Better educated: college educated consumers are 49% above average in consumption, and with post-graduate education, 71% above average

    - More affluent: majority earn over $35,000 a year; those over $50,000/year are 64% above average in purchases

    - High value orientation: prefer high quality and good value

    - Affordable luxury: considers specialty food an affordable luxury and is willing to spend more for better tasting food and beverage items

    Segmented by eating patterns, specialty food consumers are most likely to fall into groups called "Sophisticate" (27% above average consumption) and "Sensible Appetites" (7% above average), as defined by the National Association for the Specialty Food Trade (NASFT). These consumers eat out more often, and are prone to food experimentation and specialty food purchases. Taste and health are important to them. Dual income-no children households, with more disposal income available, register the highest consumption at 45% above the national average, while working-parent households are 28% above average. These groups that characterize the "baby boom" generation are now reaching their "leisure" years and Paradise Bakery is ideally positioned to capitalize on these trends.

COMPANY STRATEGY

    The Company's strategic objectives are to expand the Java Centrale system of coffee cafes by opening new franchisee-owned operations in selected locations in the Western United States, and to develop the Paradise Bakery system into the leading North American bakery/cafe company serving fresh baked goods by opening new Company-owned and franchised locations in the United States and Canada. The Company plans to achieve this goal by selling only the highest quality products, producing a superior level of customer service, and establishing a high degree of customer loyalty and repeat business. Each of the above elements of the Company's strategy is discussed below.

    HIGHEST QUALITY COFFEE. The Company believes that its specifications for the selection, roasting and delivery of its coffee beans and beverages are among the highest in the coffee industry. However, due to the competitive nature of this industry and the importance placed on this type of proprietary information independent proof of this assertion is not available to the Company. The Company believes that its roasting specifications for each variety of Arabica bean which it offers provide for roasting of the bean to the degree that accentuates the character of the individual coffee. Certain coffees have a tendency to have more fragile characteristics that need to be roasted lighter in order to protect the integrity of that particular variety, while other coffees having stronger characteristics that overpower subtle nuances within that variety are enhanced by a darker level of roasting. Since coffee beans are an agricultural product that varies from season to season and from farm to farm, the Company reviews its roasting specifications regularly and, if necessary, modifies those specifications in order to bring each variety of coffee bean to its optimum flavor potential.

    PRODUCT IS THE CONCEPT. The foundation of Paradise's Bakery business is its deliciously fresh products, which consist of bakery items, sandwiches and salads. Paradise Bakery uses only the finest ingredients in preparing its food products. In order to enhance a quality image, we use well-known brands as in selected products. Each day our cookies, muffins, and brownies are prepared from scratch. Our pastries, cinnamon rolls, pecan rolls, bagels and croissant products are baked on premise daily. All Paradise Bakery fresh baked menu items are preservative-free and many are approved by the American Heart Association. Paradise Bakery features certain bakery products that are low in fat, yet rich in nutrients with no artificial flavors or colors. Our sandwiches and salads are made to order. Our customer easily understands the price value relationship, since we serve generous portions at reasonable prices.

    CUSTOMER SERVICE. A basic premise of the Company's business philosophy is that it serves many customers on many different levels. The Company views its vendors and suppliers as one level of customers, its franchises and Company facility managers as another level of customers, and the end consumer/customer as a third level customer who benefits from the relationships between the Company and all of its levels of customers. Therefore, the Company provides the same type of attention and service to each of these levels as would be expected by the end consumer/customer of the Company's products.

    MERCHANDISING AND MARKETING. The Company has a comprehensive merchandising, marketing and image program featuring its logo and trademarks on its signs, cafe interiors, cups, bags, packaging, promotional pieces and literature. The program is designed to create a distinctive brand image and brand awareness as well as provide the consumer with repeat customer incentives. The Company has wide range of literature that gives the customer a source for information about the origins and characteristics of coffees, as well as grinding, brewing and storing methods and techniques that the Company believes will result in the best coffee beverages.

    SITE SELECTION. The Company's goal in cafe site selection is to locate its cafes in high-traffic, high-visibility locations within areas that have appropriate demographics, other retail business use and residential backup.

    EXPANSION/ACQUISITION. The Company's strategy is to expand the Paradise Bakery/Cafe system through new franchised and/or Company owned locations both in the eastern and western parts of the United States and also to continue the development of the Java Centrale coffee cafes through only franchisee-owned locations primarily in the Western United States. The Company does not intend to complete any additional acquisitions.

    SOURCING. The Company currently obtains its coffees pursuant to the Producer Agreement between the Company and Coffee Bean International ("CBI"), an independent roaster. Pursuant to the Producer Agreement, several different varieties of green coffee beans are purchased, roasted, packaged and shipped by CBI in accordance with the Company's specifications specifically detailed in the Producer Agreement. All green beans purchased in accordance with the Producer Agreement are of the Arabica species and the Company believes that the Arabica beans, which are purchased pursuant to the Producer Agreement, are among the best available from each producing region.

    RETAIL SALES. The Company sells over 40 different varieties of whole bean and fresh ground coffees together with rich flavorful brewed coffees, espresso beverages, Italian sodas and other upscale beverages, through its system of Company-operated and franchised European style gourmet coffee cafes, carts and kiosks.

OPERATIONS OF CAFES AND KIOSKS

    Distribution of the Company's products is done exclusively through a system of Company-operated and franchised cafes and kiosks under the two brand names.

    As of November 30, 1997, the Company had received an aggregate $1,900,000 in cash representing initial fees under its franchise agreements, and is entitled to receive an additional $170,000 in cash fees when it completes its obligations under such agreements, which obligations are expected to be completed no later than December of 1999. The Company's revenues are derived from Company-owned facilities, initial franchise fees, franchise royalties, equipment sales, and product overrides on sales to its franchisees.

    DEVELOPMENT TIME. After the signing of a franchise agreement for a particular location or locations, the amount of time necessary to develop that location and eventually open and operate the cafe or kiosk varies depending on several factors including site selection, preparation and approvals of plans, acquisition of necessary permits, length of construction period and whether the training of the employees will take place on-site or off-site. Based on the Company's experience to date, the average development time of a single-unit cafe franchise has been 4 to 8 months.

    In addition to these development factors, multi-unit franchisees are obligated under their franchise agreements to build cafes based on a three to five year development schedule in which the majority of the locations are opened in the first half of the development schedule. In the case of multi-unit developments, it is necessary to develop real estate relationships that are likely to provide more than one desirable location and, therefore, extra time and care is devoted to contracting with the right firm for that purpose in the market in question. This recruiting process could require an additional thirty to sixty days. In the case of a single unit franchise where the territory is a subset of the larger market, the Company typically selects the most experienced commercial real estate firm that specializes in retail locations in that defined area. All of these factors affect the Company's ability to open cafes within a specific time frame. Although the development of a single franchised or Company-owned cafe will always be subject to these timing factors, the number of cafes opened in any given month or year will increase dramatically as additional franchises are sold and leases for Company locations are signed.

    PRODUCT MIX. The Company's Java Centrale cafes sell over 40 different varieties of whole bean and fresh ground coffees together with rich flavorful brewed coffees, espresso beverages, Italian sodas and other upscale beverages. The Company's cafes offer six brewed coffees daily: one light and one dark varietal, a Java Centrale House Blend, a varietal decaffeinated coffee, a flavored coffee, and a flavored decaffeinated coffee. In addition, the Company has developed its own line of contemporary espresso based beverages which are designed to appeal primarily to younger customers and women. In addition to selling numerous coffees and other specialty beverages, the cafes offer the consumer a wide selection of gourmet sandwiches, salads, soups, pastries and desserts as well as coffee-making equipment and accessories such as brewers, espresso makers, grinders, mugs and carafes.

    The Company's Java Centrale kiosks offer the full range of espresso based specialty beverages and Italian sodas offered in the Company's cafes, as well as brewed coffees and a selection of morning pastries.

    Paradise Bakery has developed a brand identity of quality over its 21 years of existence. It uses only the finest ingredients in preparing all food products.

    Freshly baked cookies, muffins and croissants have been, and will remain, the signature products at Paradise's cafes.

    Since its inception, Paradise has been offering its customers the highest quality products at reasonable prices. Strategically, the concept appeals to an audience that is seeking high quality, freshly prepared bakery products--cookies, muffins, croissants, brownies, cinnamon rolls and other bakery goods made from scratch on the premises. Most items are baked throughout the day to reinforce our commitment to fresh baked products.

    Our cafes also feature freshly made specialty sandwiches, entree salads, pasta salads, and soups. These products are an integral part of the overall positioning of the concept, as they address the customer's desire to eat healthy food, which is served quickly.

    The Paradise Bakery menu has evolved over the years in order to meet the changing lifestyles of our customers. For example, to satisfy health-conscious customers, Paradise offers many pastry and food items, which are low in fat. Paradise's re-designed and expanded menu has been an overwhelming success with both existing and new customers alike.

    PRICING. The Company prices its coffees, menu items and retail goods at or above the prevailing high-end prices for these items in each of its markets. The products offered by the Company are of the highest quality and would command a premium price based on value alone. Additionally, the Company's research on specialty consumers has shown that they expect to pay a higher price for specialty food and beverage products and look with suspicion on products, even products of high quality, that are priced below the market. This strategy differentiates the Company from many of its retail competitors that are required to compete on a PRICE ONLY basis. The Company believes that this pricing strategy assures that necessary margins are protected and thereby allows the Company and its franchisees to focus primarily on product quality and service to earn and retain customers.

    DESIGN. The Company's Java Centrale cafes are designed to provide the customer with a modern, comfortable and convenient cafe and meeting place with a European flair. The design uses a combination of primary colors that give the cafes a different and distinctive look when compared with the facilities of the Company's competitors. The Company believes that the distinctive look of its cafes will help the consumer to more readily remember its name and its products, thereby resulting in a higher level of repeat customer business for its cafes.

    The Company's Paradise Bakery cafe design has evolved over the years always adapting to the ever-changing consumer needs. Presently, the majority of the Paradise cafes have a design of a tropical theme utilizing the color palette of light blue, pink and white. The attractive cafe designs and functional building plans are an integral part of the Paradise success formula. These designs provide an exciting environment that supports product display, encourages impulse sales and provides color efficiency.

    Paradise has upgraded its design to meet today's consumer demands for novel food products and services to meet their constantly evolving needs and tastes. The most recent design change reflects a more open, unique eating experience at Paradise by enabling the customer to come into a tantalizing theater brimming with irresistible foods and beverages. The color palette is changing to light, effervescent, bright fruit and vegetable colors, such as mango, lemon, grape, tomato, and avocado. Other changes include extensive use of product display, fresh food graphics, and enhanced graphic communication system. The cafes with this new design have been well accepted by the customers.

    To emphasize its baked from scratch method of product preparation, the ovens are now located in the front of the house in full customer view allowing them to observe the high quality baked items being prepared fresh throughout the day. The sandwich making station has been redesigned into a "display kitchen" type of preparation area where customers can see their sandwiches being made from wholesome breads and other fresh ingredients. The internally lighted bakery displays are made of a marble like material whose quality and beauty helps draw the customers attention to the fresh baked products offered for sale.

    SUPPLIES. The Company and its franchisees purchase their food, beverages and supplies only from Company-approved suppliers. All products must meet the standards and specifications set by the Company. Management of the Company constantly monitors the quality of the coffee, food, beverages and other supplies provided to the cafes, carts and kiosks. The Company has been successful in negotiating national distribution and price concessions from suppliers for bulk purchases of coffee, food and paper supplies used by the Company's system of cafes, carts and kiosks. The Company believes that these arrangements have achieved cost savings, improved quality and consistency and helped decrease volatility of coffee, food and supply costs. The Company believes that essential coffee, food and beverage products are available or, upon short notice, could be made available from alternate qualified suppliers.

    MANAGEMENT AND EMPLOYEES. Each Company-owned or franchised cafe employs an average of approximately 15 hourly employees, most of whom work part-time. The management staff of a typical cafe operated by the Company consists of a general manger, an assistant manager and one crew leader. A typical franchised location is managed directly by the franchisee and an assistant manager and one crew leader. Company cafe managers report to a district manger, while franchised locations work in conjunction with one of the Company's franchise field representative. The district mangers or franchise field representatives are responsible for assuring compliance with the Company's products and facilities' standards and supervising and assisting in the implementation of the Company's local cafe marketing programs.

    TRAINING. The Company's Java Centrale cafe training program has two parts. The first part is an intensive two-week program at the Company's headquarters in Sacramento, California consisting of both classroom and on-the-job training. The classroom training includes such topics as the origins of coffee, coffee comparisons, food safety and sanitation, employment laws and regulations, interviewing and hiring of employees, and systems to control both food and labor costs. The on-the-job training concentrates on using the grinding, brewing and espresso making equipment, preparing and serving the various brewed coffees and espresso beverages, and preparing and serving the various menu items. In all cases, the in-cafe training emphasizes the importance of fast and friendly customer service.

    The second part of the training takes place at the cafe prior to opening. The Company's training team works with the franchisee or Company-owned cafe manager over a thirteen-day period to prepare the facility for business and train the opening crew. The schedule provides for one day of staging and planning, eight days of crew orientation and training, one day working with management to take the beginning inventory and prepare the cafe for business, and the first three days of operations.

    The Company's franchise field representatives generally visit each franchised cafe on a quarterly basis. The franchise field representative acts as a business consultant to franchisees in an effort to ensure that each cafe and cart is providing the highest quality products and fast, friendly service. In addition, the field representative assists in developing business and marketing plans, as well as in the training and development of the franchisee's staff. In effect, the franchise field representative acts as the communication link between the Company and each franchisee. The Company plans to have a ratio of one field representative for each 15 to 20 franchised cafes and carts.

    The Paradise training program currently consists of four weeks at a company cafe in southern California and an additional two weeks of pre-opening and opening training at the franchised cafe location.

    Franchisees receive extensive training covering all aspects of cafe operation at the training location in southern California. The training takes place in a fully functional cafe where the franchisee receives operations manuals and hands-on experience. Training continues with on-site assistance in the cafe, including setup and planning for the grand opening. Training never ends, as the Company always strives to deliver better products and service. Paradise Bakery & Cafe field support representatives work with the franchisee on a regular basis to help refine and improve their local operations.

    ADVERTISING AND PROMOTION. The Company instills in each new franchisee's mind that while quality baked goods and food is the heart and soul of the system, marketing is the lifeblood of the business. Repetition, in fact, builds reputation. The Company strives to teach them how to be 1% better than the competition in 100 different ways. The goal is to increase the levels of customer awareness and in turn the customer counts through a consistent advertising campaign that promotes the location and the quality bakery and food products offered by the Company. The Company has not collected any advertising funds from the Java Centrale franchisees and is currently discussing with the franchisees the establishment of a advertising fund.

    Through a cooperative effort between the advertising department and the outside advertising resources, Paradise Bakery & Cafe expands consumer awareness of its products, enhances system-wide identity and increases sales.

    The Company currently collects $164 per month from each Paradise Bakery location. The advertising funds are being used to develop point of sale material and local promotion.

FRANCHISE OPERATIONS

    STRATEGY. The Company's growth strategy is to develop franchised cafes for Paradise Bakery in key metropolitan markets and continue franchising the Java Centrale coffee cafes primarily in the Western United States. Based upon the Paradise Bakery's operating history to date, the Company believes that it can continue to attract financially and personally qualified franchisees based on the strength of its cafe and Paradise bakery/cafe concepts. The majority of the Java Centrale locations have not had a profitable operating history and the Company expects it to be difficult to attract franchisees.

    AGREEMENTS. The Company offers single unit Franchise Agreements and multi-unit Area Development Agreements. The single unit Franchise Agreement grants to the franchisee an exclusive license to operate a cafe at a specified location in accordance with the Company's terms and conditions and to utilize the Company's trademarks, service marks and other rights of the Company relating to the sale of its items. The term of a Franchise Agreement for a cafe is ten years, renewable at the option of the franchisee for successive five-year periods, if certain conditions pertaining to such renewal are met. The Area Development Agreement grants to the franchisee the right to develop and open a specified number of cafes in a defined geographic area within a limited period of time and thereafter to operate each cafe in accordance with the terms and conditions of the Franchise Agreement executed for each cafe location.

    Either party may terminate a Franchise Agreement, or an Area Development Agreement by giving notice of default in the event the other party breaches or fails to comply with any of the terms, covenants, conditions or restrictions applicable to such party, or if such party breaches any warranty or representation contained in the Franchise Agreement or the Area Development Agreement. The Company may also terminate a Franchise Agreement or an Area Development Agreement without notice for several reasons, including among others, the franchisee's bankruptcy or insolvency, cessation of business, committing a default within 12 months of curing the same default or committing repeated defaults, whether or not such defaults are cured after notice. The franchisee may also terminate a Franchise Agreement in the event there is a permanent and incurable inability of the Company or an authorized supplier to supply the products required to be furnished under the Franchise Agreement or in the event there is a supply interruption that lasts more than 180 days.

    Although franchise fees are payable to the Company upon the execution of a single-unit Franchise Agreement or an Area Development Agreement, the Company only recognizes such fees as revenue when all material services or conditions relating to the sale of the franchise have been substantially performed or satisfied by the Company. See "Note B of Notes to Financial Statements".

FRANCHISE FEES AND ROYALTIES

    CAFES. Under the Company's current Franchise Agreement for cafes, each franchisee is generally required to pay a franchise fee of $35,000. The franchise fee is generally paid to the Company upon the execution of the Franchise Agreement and is non-refundable. If the franchisee thereafter executes another Franchise Agreement for an additional cafe at a different location, the franchisee is generally required to pay a franchise fee of $15,000 for each such additional cafe location, which franchise fee is non-refundable. If a franchisee purchases an area pursuant to an Area Development Agreement, the franchisee must pay an Area Development Fee of $5,000 for each cafe to be developed in accordance with the Agreement's development schedule. The Area Development Fee is paid to the Company in full upon the execution of the Area Development Agreement and is not refundable. In addition to the Area Development Fee, the Company is entitled to receive a Cafe Fee for each cafe location to be opened under the terms of the Agreement. The first Cafe Fee of $20,000 is due upon execution of the Area Development Agreement and is non-refundable. The subsequent Cafe Fees of $10,000 per location are due when leases are signed and are non-refundable.

    The rights of each cafe, whether opened on an individual basis or by an area franchise, include the right to operate satellite locations within the exclusive territory of that cafe. Satellite locations are kiosk or counter operations located in self-contained facilities where full cafe operation is not feasible. Facilities occupied by one of franchisee's satellite locations are governed by the existing Franchise Agreement, and once opened are considered a part of the franchised business. The Company is generally entitled to a satellite location opening fee of $3,500 which is paid to the Company upon approval of the satellite location and is non-refundable.

    Each cafe franchisee is generally required to pay the Company on a weekly/monthly basis a 4%-6% royalty on cafe or satellite location gross receipts (not including sales tax) and to pay on a weekly basis 2% of the cafe's gross receipts (not including sales tax) to the Company's national advertising fund after the Company has 25 cafes in operation, whether Company-owned or franchised. Each cafe franchisee is also required to spend 2% of its gross receipts (not including sales tax) on local cafe marketing.

FRANCHISEE SUPPORT SERVICES

    SITE SELECTION. The Company assists the franchisee with site selection for cafes. Through the Company's network of commercial real estate site selectors, the Company often finds a site that meets its demographic criteria before the franchisee. In any case, the franchisee and the Company must mutually approve each site before a lease is signed.

    CONSTRUCTION AND EQUIPMENT. The Company as of April 1996, discontinued operation of the turn-key construction and equipment option to franchisees. The Company will offer a selected national equipment supplier and assist in the construction solutions. The Company believes that the change to an outside third party will allow the franchisee to build the cafe at the best price and value.

    FIELD SUPPORT. The Company maintains a staff of well-trained and experienced franchise field representatives who help to train franchisees and assist them in opening new cafes and who monitor the operations of existing locations. These services are provided as part of the Company's franchise program.

    MARKETING AND ADVERTISING SUPPORT. The Company provides franchisees with a full range of marketing materials and consumer literature. The Company regularly prepares and provides to franchisees feature promotions relating to a specific coffee, beverage, food or retail item. These items, in conjunction with the Company's Local Cafe Marketing Manual, provide the core of the marketing and advertising support system. The franchise field representative and the Company's marketing department work with the franchisee to implement and monitor the effectiveness of the various promotions.

COMPETITION

    JAVA CENTRALE CAFE

    The Company's whole bean coffees compete directly against specialty coffees sold at retail through supermarkets specialty retailers and a growing number of specialty coffee stores. The Company's coffee beverages compete directly against all restaurant and beverage outlets that serve coffee and a growing number of espresso stands, carts, and stores. Both the Company's whole bean coffees and coffee beverages compete indirectly against all other coffees on the market. The Company believes that its customers choose among retailers primarily on the basis of quality and convenience, and to a lesser extent, on price.

    Management believes that supermarkets pose the greatest competitive challenge in the whole bean coffee market, in part because supermarkets offer customers the convenience of not having to make a separate trip to the Company's stores. A number of nationwide coffee manufacturers, such as Kraft, General Foods, Procter & Gamble and Nestle are distributing premium coffee products in supermarkets and those products may serve as substitutes for the Company's coffees. Regional specialty coffee companies, such as Green Mountain Coffee, Inc., Hillside Coffee and Starks, also sell whole bean coffees in supermarkets.

    In addition, the Company competes for whole bean coffee sales with other franchise operators and locally owned specialty coffee stores. There are a number of competing specialty coffee retailers with significantly more locations than the Company, such as Starbucks Corporation, which has a total of 1100+ retail stores and licensed airport stores located in the United States and Canada, Gloria Jean's Coffee Bean Corp., a franchisor of approximately 250+ specialty coffee stores located primarily in shopping malls throughout the United States, Barnie's Coffee and Tea Co., a franchisor with approximately 90 locations in the United States, and The Coffee Beanery Ltd., a franchisor of specialty coffee stores which operates approximately 165 locations in the United States.

    The Company's primary competitors for beverage sales are restaurants, shops, and street carts. The competition in the beverage market is significant and there are numerous competitors with substantially greater financial operating and marketing resources than the Company.

    The Company competes with fast food chains, major restaurant chains and other food service related franchisors for franchisees of its cafes, carts and kiosks. Many franchisors have greater market recognition and greater financial, marketing and human resources than the Company.

    PARADISE BAKERY/CAFE

    The Paradise concept has limited competition in the upscale bakery cafe segment. As noted by the Fessel International market study commissioned by the Company, Paradise has no direct competition in its targeted niche. Paradise does not directly compete with the other food court operators and usually does not encounter those concepts that it does compete with in food court situations.

    Paradise indirectly competes with a variety of fast service food concepts, some of which are located in covered malls. Some competition comes from concepts, such as, Au Bon Pain, which is a bakery/cafe concept, or sandwich/salad concepts, such as Wall Street Deli. Other types of competitors are strictly bakery products driven, such as, Cinnabon and Mrs. Fields. What sets Paradise apart from most competitors are menu mix, positioning, and value.

    Paradise Bakery & Cafe is now the second largest operator in the Bakery/Cafe segment, behind Au Bon Pain as shown in the table that follows.

                # OF
      RANK      UNITS                OPERATOR                                          CONCEPT
-----------     -----     ------------------------------  ------------------------------------------------------------------
     1           287      Au Bon Pain/St. Louis Bread     baked goods, breads, sandwiches, salads & soups
                          Co.

     2           55       Paradise Bakery & Cafe          fresh baked muffins, pastries, cookies & croissants, gourmet sandwiches, salads & soups

     3           35       Vie De France                   fresh baked goods, sandwiches, salads & soups

     4           32       Mrs. Powell's Bakery/ Eatery    fresh baked goods, sandwiches, salads & soups

     5           19       Le Croissant Shop               Croissants, desserts, breads, soup and salads

     6           13       Corner Bakery                   Baked goods, foccaccia, cookies, panini sandwiches, soups and salads.

GOVERNMENT REGULATION

    The Company is subject to Federal Trade Commission ("FTC") regulation and state laws, which regulate the offer and sale of franchises. The Company is also subject to a number of state laws which regulate substantive aspects of the franchisor-franchisee relationship. The FTC's Trade Regulation Rule on Franchising (the "FTC Rule") requires that the Company to furnish to prospective franchisees a franchise offering circular containing information prescribed in the FTC Rule.

    State laws that regulate the offer and sale of franchises and the franchisor-franchisee relationship presently exist in a substantial number of states. Such laws generally require registration of the franchise offering with state authorities and regulate the franchise relationship by, for example, requiring the franchisor to deal with its franchisees in good faith, prohibiting interference with the right of free association among franchisees, limiting the imposition of standards of performance on a franchisees and regulating discrimination against franchisees in charges, royalties or fees. Although such laws may restrict a franchisor in the termination of a franchise agreement by, for example, requiring "good cause" to exist as a basis for the termination, advance notice to the franchisee of the termination provides an opportunity to cure a default and a repurchase of inventory or other compensation, these provisions have not had, and are not expected to have, a material effect on the Company's franchise operations. The Company is not aware of any pending franchise legislation, which in its view is likely to significantly affect the operations of the Company. The Company believes that its operations comply in all material respects with the FTC Rule and the applicable state franchise laws.

    Each Company-owned and franchised cafe and kiosk is subject to licensing and regulation by a number of governmental authorities, which may include health, sanitation, safety, fire building and other agencies in the state and municipality in which the cafe or kiosk is located. Additionally, the food service industry in general is subject to extensive federal, state and local government regulations relating to the development and operation of food service outlets, including laws and regulations relating to building and seating requirements, the preparation and sale of food, cleanliness, safety in the work place and accommodations for the disabled. The Company-owned and franchised cafes which are currently operating are subject to various federal, state and local laws and regulations, including, without limitation, the Fair Labor Standards Act, the Americans With Disabilities Act, the Department of Agriculture, the Food & Drug Administration, and various state agencies. Difficulties in obtaining or failure to obtain the required licenses or approvals could adversely affect currently operating cafes and could delay or prevent the development of a new cafe or kiosk in a particular area or location.

    The Company is also subject to federal and state environmental regulations, but, to date, these regulations have not had and are not expected to have in the future, any material effect on the Company's operations. More stringent or varied requirements of local governmental authorities with respect to zoning, land use and environmental matters could delay or prevent the development of a new cafe or kiosk in a particular area or location.

    The Company is also subject to state and federal labor laws that govern its relationship with its employees, such as minimum wage requirements, overtime and working conditions, citizenship requirements and prohibitions against discrimination. Significant numbers of the Company's food service and preparation personnel are paid at rates governed by the federal minimum wage laws. Accordingly, further increases in the minimum wage will increase the Company's labor costs.

TRADEMARKS

    The Company has registered the Java Centrale name and the Paradise Bakery name and their logos with the United States Department of Commerce Patent and Trademark Office. The Company currently uses a variety of other trademarks, which it expects to file applications for registration beginning in December of 1996. These trademarks are "Centrale Royale", "The Daily Brews", "For the Luv-a-Java", "Java Jive", "Nice 'n Iced", "Splendid Blended", "Cookie Muncher's Paradise", "Paradise Bakery", "Paradise Bakery Unique Quality", "Cookie Muncher's Paradise A Unique Bakery", "Paradise Bakery & Cafe", and "Chip Munchers".

EMPLOYEES

    As of November 30, 1997, the Company had nine full time salaried employees and four hourly employees at its headquarters location in Sacramento, California. Additionally as of such date, the Company also employed 34 salaried employees and 264 hourly employees in its operations. None of the Company's employees is represented by a labor union and the Company considers relations with its employees to be generally good.

DESCRIPTION OF PROPERTY

    The Company leases 7768 square feet of office space in Sacramento, California, for its corporate headquarters. This lease expires in August of 2001.

    The Company assumed leases for 29,999 square feet as part of the Paradise Bakery Company operation in California and Texas. These leases expire from 1997 to 2005.

    The minimum aggregate rental for all these properties is $1,383,000.

LEGAL PROCEEDINGS

    On September 27, 1997 Mr. Peter Merganthaler, an individual resident of the State of Florida, filed suit against the Company in the 15th Judicial Circuit Court in Palm Beach County, Florida alleging breach of two 1995 financial consulting agreements. The relief sought by Mr. Merganthaler includes payment of approximately $30,000 in consulting fees, $20,000 in out of pocket expenses and $500,000 in commissions on private placements of the Company's Common Stock. The Company believes that the Company has substantial defenses to all of the claims asserted by Mr. Merganthaler, and it intends to deny the allegation made in his complaint. On that basis, the Company believes that the ultimate disposition of this lawsuit will not have a material adverse effect on the Company's financial condition or operating results.

    On March 30, 1995, the Company issued to Oh La La!, Inc., Debtor-in-Possession, a promissory note in principal amount of $932,342 (the "Note"). The Note was convertible into shares of the Company's common stock, at its option and under certain circumstances. In September of 1995 the Company notified representatives of PSSS, Inc., successor in interest to Oh La La!, Inc., that the required circumstances had been met and that it intended to convert the note into shares of its common stock, and a number of shares sufficient to convert the outstanding principal balance of the Note was delivered to representatives of PSSS, Inc. In November of 1996, PSSS, Inc. notified the Company that it rejected the September 1995 conversion because the shares delivered to it were not sufficient to convert the then-outstanding interest due on the Note, and on May 28, 1997, PSSS, Inc. sent Java a formal demand letter for the immediate payment of the principal amount of the Note plus $122,602.97 in accrued interest to date of such letter. In August, 1997 PSSS, Inc. filed suit against the Company in the United States Bankruptcy Court, Northern District of California, asserting the tender of the above stock was not in compliance with the note agreement. The Company's management believes that the Company has substantial defenses to this suit and, on that basis believes that the ultimate disposition of the suit by PSSS, Inc. in this matter will not have a material adverse effect on the Company's financial condition or operating results.

                                   MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of December 1, 1997, the number and percentage of shares of the Company's outstanding Common Stock beneficially owned, directly or indirectly, by (a) any person (or "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who or which is known to the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock, based in part on information filed by such persons with the Securities and Exchange Commission, (b) each of the Company's directors and the executive officers identified in the chart below, and (c) the Company's directors and executive officers as a group. The shares listed as "beneficially owned" are determined under Securities and Exchange Commission rules, and do not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which the individuals listed below have sole or shared voting or investment power and shares, which such persons have the right to acquire within 60 days of December 1, 1997. Unless otherwise indicated, the persons listed have sole voting and investment power of the shares beneficially owned. Management is not aware of any arrangements among those listed, which may, at a subsequent date, result in a change of control of the Company.

                                                                     NUMBER OF    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                               SHARES OWNED      CLASS
-----------------------------------------------------------------  -------------  -----------
Arron, Inc. .....................................................      225,000(1)       9.04%
  C/o Neale Bringhurst
  636 Red Fox Road
  Strafford, PA 19087

Michael Ambroselli ..............................................      150,000(2)       9.08%
  46 Pelonic Drive
  Massapequa, NY 11758

Harvey Bibicoff .................................................      150,000(3)       9.08%
  4101 Clarinda Drive
  Tarzana, CA 91356

Baycor Ventures, Inc. ...........................................      187,377          8.01%
  1550, 3800 Howard Hughes Avenue,
  Las Vegas, NV 89109

Thomas A. Craig .................................................       18,403         *
  Vice President
  1610 Arden Way, Suite 145
  Sacramento, CA 95819

Richard J. Crosby ...............................................       -0-            *
  Chariman of the Board
  C/o Stoneridge Capital, Ltd.
  2424B Badajoz Place
  La Costa, CA 92009

Jeffrey W. Dudley ...............................................       -0-            *
  Chief Financial Officer
  1610 Arden Way, Suite 145
  Sacramento, CA 95819

                                                                     NUMBER OF    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                               SHARES OWNED      CLASS
-----------------------------------------------------------------  -------------  -----------
Bradley B. Landin ...............................................      125,000
  Director, Vice President, and Secretary
  1610 Arden Way, Suite 145
  Sacramento, CA 95819

Masada I Limited Partners .......................................      150,000(4)       9.08%
  P. O. Box 8017
  Quoque, NY 11959

Gary C. Nelson ..................................................       70,900              %
  Director and President
  1610 Arden Way, Suite 145
  Sacramento, CA 95819

Rozel International Holding Limited .............................      450,000(5)      17.05%
  Whitehill House
  Newby Road Industrial Estate
  Hazel Grove, Stockport
  Cheshire SK7 5DA
  England

Phillip E. Pearce ...............................................       -0-            *
  Director
  6624 Glenleaf Court
  Charlotte, NC 28270

All Directors and Officers as a Group (six persons)..............      214,303          9.16%

------------------------

 * Indicates less than one percent.

(1) Includes 150,000 Shares, which Arron, Inc. may acquire through the exercise of Warrants, which are exercisable within the sixty day period following December 1, 1997.

(2) Includes 100,000 Shares, which Mr. Ambroselli may acquire through the exercise of Warrants, which are exercisable within the sixty day period following December 1, 1997.

(3) Includes 100,000 Shares, which Mr. Bibicoff may acquire through the exercise of Warrants, which are exercisable within the sixty day period following December 1, 1997.

(4) Includes 100,000 Shares, which Masada I Limited Partners may acquire through the exercise of Warrants, which are exercisable within the sixty day period following December 1, 1997.

(5) Includes 300,000 Shares which Rozel International Holding Limited may acquire through the exercise of Warrants which are exercisable within the sixty day period following December 1, 1997.

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information regarding the executive officers of the Company named below. Information about officers who are also directors of the Company can be found above under the caption "Proposal No. 1:
Election of Directors--Nominees."

NAME                                        AGE      POSITIONS WITH THE COMPANY
--------------------------------------      ---      ------------------------------------------------
Richard J. Crosby.....................          63   Director, Chairman of the Board

Gary C. Nelson........................          54   Director, President and Chief Executive Officer

Bradley B. Landin.....................          46   Director, Vice President--Operations, and
                                                       Secretary

Philip E. Pearce......................          68   Director

Thomas A. Craig.......................          63   Vice President--Marketing and Real Estate

Jeffrey W. Dudley.....................          40   Vice President and Chief Financial Officer

    Thomas A Craig, a founding shareholder, has been Vice-President--Marketing and Real Estate of the Company since its incorporation in March 1992. Mr. Craig has 29 years of experience in advertising, design, marketing and real estate. From November 1987 until the incorporation of the Company in March 1992, he was associated with Century 21, a real estate brokerage firm, in Carmichael, California specializing in the sale and leasing of new and existing commercial properties. From May 1962 through July 1987 Mr. Craig served as president of two advertising and marketing firms located in Sacramento, California. Mr. Craig is a graduate of the Hollywood Center of Art and Design in Hollywood, California.

    Richard J. Crosby has been a Director and the Company's Chairman of the Board since November 25, 1997. Previous to that time he held no offices with, and had not been employed by, the Company. Since 1995 he been the Managing Partner of Stoneridge Capital, Ltd., a professional services firm based in La Costa, California which provides financial advisory and investment banking services to public and private organizations. From 1994 to 1995, Mr. Crosby was a Partner with Fredericks, Shields & Crosby, an investment banking firm based in San Diego, California. From 1992 to 1994, Mr. Crosby was Senior Vice President and Chief Financial Officer of Medtrans, Inc., a San Diego-based company which provides emergency and non-emergency medical transportation. Medtrans, Inc. was acquired by Laidlaw, Inc. in June of 1993. From 1990 to 1992, Mr. Crosby was a Director, Executive Vice President, Chief Administrative Officer, and Chief Financial Officer of CNY International, Inc., which acquired certain assets of The House of Almonds, Morrow's Nut House, and the J. Higby's Yogurt and Treat Shop franchise system, as well as the Morrow's Nut House catalogue business. Mr. Crosby was the Chief Administrative Officer of American Confectionery Corporation from 1989 to 1990, and the Executive Vice President of J. Higby's, Inc., from 1987 to 1989. He has served on the Boards of Directors of a number of companies, and is a California Certified Public Accountant. Mr. Crosby holds a B.S degree in accounting from the University of California, Los Angeles, and is a member of the California and American Societies of Certified Public Accountants, the American Management Association, the Financial Executives Institute, and the Directors Round Table.

    Jeffrey W. Dudley, became the Company's Vice President and Chief Financial Officer on October 1, 1997. Prior to joining the Company, Mr. Dudley was the Chief Financial Officer of Greenhorn Creek Associates, LP, a California limited partnership engaged in residential real estate and golf course development, from January to October of 1997. From July through December of 1996, Mr. Dudley acted as an independent consultant, reporting to the Controller, for A. Teichert & Sons, Inc., a California-based construction company, where he was responsible for financial reporting and management of the budgeting process, among other duties. In May and June of 1996, Mr. Dudley was a consultant for HiTec Sports

USA, Inc., a California-based distributor of outdoor footwear. From November of 1994 through April of 1996, Mr. Dudley was the Chief Financial Officer for Jason & Son, Inc., a manufacturer and distributor of snack foods. Mr. Dudley was with KPMG Peat Marwick from January of 1991 through November of 1994, first as an assistant accountant and beginning in January of 1993 as a Supervising Senior Accountant. Mr. Dudley is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. He received a Master of Science degree in Accountancy from California State University, Sacramento, in 1991.

    Gary C. Nelson, a founding shareholder of the Company, has been President and Chief Executive Officer of the Company since its incorporation in March 1992. From September 1990 through October 1991 Mr. Nelson was both Senior Vice President and President, International Division, and a founding shareholder of CNY International, a company which was formed to acquire and operate the retail businesses of American Confectionery Corporation. From March 1990 until August 1990, Mr. Nelson was Senior Vice President of American Confectionery Corporation, a company which both owned and franchised over two hundred candy and yogurt outlets. From February 1983 until February 1990, Mr. Nelson was a founding shareholder and served as President and Chief Executive Officer of publicly traded J. Higby's, Inc. and its privately held predecessor, Gamma Industries, whose business was franchising J. Higby's Yogurt and Treat Shoppes in the United States and internationally.

    Bradley B. Landin, a founding shareholder, has been Vice President Operations of the Company since its incorporation in March 1992. He served as a member of the Board of Directors from its incorporation until his resignation in March of 1996. In August of 1997, he was reappointed to the Board to fill a vacancy created by the resignation of one of the then-current directors. From September 1990 until February 1992, Mr. Landin was Vice President, International Division, of CNY International. From March 1990 through August 1990, Mr. Landin was Vice President, International Development, of American Confectionery Corporation, which both owned and franchised over two hundred candy and yogurt outlets. From September 1986 until February 1990, Mr. Landin held various positions with publicly traded J. Higby's Inc., where he was responsible for franchised and company-owned operations, product development, store planning and turn-key construction and equipment programs.

    Phillip E. Pearce has been Director of the Company since November 25, 1997. Previous to that time he held no offices with, and had not been employed by, the Company. Since 1984, Mr. Pearce has been an independent investment banker and consultant, working through his company Phil Pearce & Associates of Charlotte, North Carolina. Prior to that, Mr. Pearce was a Senior Vice President of E.F. Hutton Company from 1969 to 1987, and a director of E. F. Hutton from 1969 until 1982. He was the Chairman of the Board of Governors of the National Association of Securities Dealers, Inc. from 1968 to 1969, and a member of the Board of Governors of the New York Stock Exchange from 1970 to 1971, and has been a member of the Advisory Council to the United States Securities and Exchange Commission on the Institutional Study of the Stock Markets. Mr. Pearce is also a director of three publicly-traded corporations: Xybernaut Corporation, Starbase Corporation, and Rx Medical Services Corporation, and has been nominated by management for election to the Board of Directors of United Digital Network, Inc. Mr. Pearce is a graduate of the University of South Carolina and graduated from the Wharton School of the University of Pennsylvania.

    The term of office of each director of the Company is one year, and all of the Directors described above were elected to the Board most recently at the Annual Meeting of Shareholders held on November 25, 1997. The term of office of every officer of the Company is normally one year, but every Company officer serves at the pleasure of the Board of Directors. The Company is not aware of any family relationships between any of the directors and executive officers of the Company. There are no understandings or arrangements between any of the Company's officers or Directors and any other person pursuant to which they were or are to be elected as Directors or selected as officers of the Company.

EXECUTIVE COMPENSATION

    The following table sets forth the cash compensation paid by the Company to, as well as any other compensation paid to or earned by, the Company's Chief Executive Officer and the three most highly compensated executive officers other than the Chief Executive Officer during each of the fiscal years ended March 31, 1995 1996 and 1997. Directors of the Company have never been compensated separately for their service on the Board. The Company's President and Chief Executive Officer, Mr. Gary C. Nelson, was the only officer of the Company whose total annual salary and bonus exceeded $100,000 during the 1995 and 1997 fiscal years. Mr. Nelson, Steven J. Orlando, the Company's former Chief Financial Officer, and Richard D. Shannon, the Company's former Chairman of the Board, were the only officers of the Company whose total annual salary and bonus exceeded $100,000 during the 1996 fiscal year. Mr. Orlando resigned from the Company effective as of September 30, 1997, and Mr. Shannon resigned effective as of November 25, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM COMPENSATION
                                                                                                   AWARDS
                                                                                          ------------------------
                                                             ANNUAL COMPENSATION                       SECURITIES
                                                     -----------------------------------  RESTRICTED   UNDERLYING
        NAME OF INDIVIDUAL AND                                             OTHER ANNUAL      STOCK      OPTIONS/      ALL OTHER
          PRINCIPAL POSITION            FISCAL YEAR   SALARY      BONUS    COMPENSATION     AWARDS       SARS(#)    COMPENSATION
--------------------------------------  -----------  ---------  ---------  -------------  -----------  -----------  -------------
Gary C. Nelson, President ............        1997   $ 121,634  $  -0-         $-0-             None       -0-          $-0-
  (Chief Executive Officer)                   1996   $ 158,065  $  35,000      $-0-             None      167,000       $-0-
                                              1995   $ 147,538  $  -0-         $-0-             None       -0-          $-0-

Steven J. Orlando, ...................        1997   $  89,900  $  -0-         $-0-             None       -0-          $-0-
  Chief Financial Officer(2)                  1996   $  97,050  $  35,000      $-0-             None      175,000       $-0-
                                              1995   $  78,431  $  -0-         $-0-             None       -0-          $-0-

Richard Shannon, .....................        1997   $  99,603  $  -0-         $-0-             None       -0-          $-0-
  Chairman of the Board(1)                    1996   $  94,328  $  35,000      $-0-             None      174,250       $-0-
                                              1995   $  75,000  $  -0-         $-0-             None       -0-          $-0-

--------------------------

(1) Mr. Shannon resigned from the Board, and as an officer of the Company, effective as of November 25, 1997.

(2) Mr. Orlando resigned as an officer of the Company effective September 30, 1997.

COMPENSATION PURSUANT TO PLANS

    THE JAVA CENTRALE, INC. 1993 STOCK OPTION PLAN

    GENERAL INFORMATION ABOUT THE PLAN. The Board of Directors of the Company adopted the Java Centrale, Inc. Stock Option Plan (the "Option Plan") in 1993, and it was subsequently amended by the Company's Board of Directors and shareholders in September of 1995. Under the terms of the Option Plan as it currently exists, options to purchase up to 1,250,000 Common Shares may be granted to officers, key employees and non-employee directors of the Company. Such options, once granted, are not generally transferable.

    The purpose of the Option Plan is to provide incentives to key employees and directors of the Company to continue and increase their efforts to improve operating results, to remain in the employ or service of the Company, and to have a greater financial interest in the Company through ownership of its Common Stock.

    Under the Option Plan, the Board, or a committee appointed by the Board, is authorized to grant options which are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code (the "Code") to employees (including employee-directors) of the Company, and to grant options not intended to qualify as incentive stock options ("nonstatutory stock options") to employees and non-employee directors of the Company, and to determine the participants, the number of options to be granted and other terms and provisions of each option. The members of the stock option committee are: Richard Crosby, Gary Nelson, Bradley Landin, and Jeffery Dudley. The Board has delegated to the Committee all of its administrative functions under the Option Plan.

    TERMS AND EXERCISE OF OPTIONS. The exercise price of any stock option granted under the Stock Option Plan may not be less than 100% of the fair market value of the Common Shares of the Company at the time of the grant. In the case of incentive stock options granted to holders of more than ten percent of the voting power of the Company, the exercise price may not be less than 110% of the fair market value of the Common Stock, nor may any such option be exercisable by its terms more than five years after the date the option is granted.

    Under the terms of the Option Plan, no incentive stock option may be granted to an optionee if the fair market value at the date of grant of shares with respect to which such options would first become exercisable in any calendar year, when added to the fair market value at the date of grant of any other shares with respect to which an incentive option granted to such optionee under the Option Plan (or any other incentive stock option plan maintained by the Company or any of its subsidiaries) first becomes exercisable in such calendar year, would exceed $100,000. Options granted under the Option Plan become exercisable in whole or in part from time to time as determined by the Board or the stock option committee; provided, however, that in no event may any option become exercisable earlier than the date six months following the date on which the option is granted. Options granted under the Option Plan may have a maximum term of ten years from the date of grant. The option price must be paid in full on the date of exercise, and is payable in cash or in Common Shares of the Company having a fair market value on the date the option is exercised equal to the option price.

    OUTSTANDING OPTIONS UNDER THE OPTION PLAN. As of December 19, 1997, the Company had no outstanding options to purchase shares of Common Stock pursuant to the Plan No options issued under the Option Plan have ever been exercised.

    FEDERAL INCOME TAX CONSEQUENCES. The following is a summary of the material anticipated Federal income tax consequences associated with the granting and exercise of options under the Option Plan to shareholders of the Company. This summary is based on the Federal income tax laws now in effect and as currently interpreted. It does not take into account possible changes in such laws or interpretations, including amendments to applicable statutes, regulations, and proposed regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary is provided for general information only and does not purport to address all aspects of the possible Federal income tax consequences of the granting or exercise of options under the Option Plan, and it is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not consider the Federal income tax consequences to option holders in light of their individual investment circumstances or to holders subject to special treatment under the Federal income tax laws. The summary does not discuss any consequence of the granting or exercise of options under any state, local or foreign tax laws.

    Options which do not qualify as incentive stock options are considered to be "nonstatutory," and will not qualify for the special tax treatment available to incentive stock options, as discussed below. Optionees who receive nonstatutory stock options will not recognize any taxable income at the time the options are granted or when they become vested; however they will normally recognize ordinary income for federal tax purposes at the time an option is exercised. The amount of the income recognized will be measured by the excess, if any, of the fair market value of the Common Stock as of the exercise date over the exercise price.

    The Code provides favorable federal income tax treatment for options which qualify as incentive stock options. As is the case with nonstatutory stock options, the optionee will not recognize any income at the time an incentive stock option is granted, but in addition the optionee will generally not recognize income for federal tax purposes when the options are exercised, either--it is only when the underlying shares are sold that the optionee will normally recognize such income. If a sale of the Common Stock obtained through the exercise of an incentive stock option takes place at least two years after the option was granted, and one year after the incentive stock option was exercised, the difference between the exercise price and the sales price will normally be treated as long-term capital gain (or loss) for federal income tax purposes in the tax year in which the sale of the shares takes place. If, however, Common Stock acquired upon exercise of an incentive stock option are sold or otherwise disposed of less than two years after the option was granted, or one year after it was exercised, then the sale or other disposition will be treated as a "disqualifying disposition" for federal tax purposes, and the optionee will generally recognize ordinary income in the tax year in which such disposition occurs.

    The Federal income tax consequences of payment of the exercise price of an option with shares of outstanding Company stock ("Payment Shares") are identical to those described above for payment by means of cash, except as follows. The holding period for that number of newly issued option shares which is equal to the number of Payment Shares being used to purchase them (the "Exchange Shares") is the same as the holding period of the Payment Shares. In the case of an incentive stock option, the tax basis of the Exchange shares is the tax basis of the Exchange Shares, while the tax basis of any additional option shares being issued in exchange for the Exchange Shares is zero. In the case of a nonstatutory stock option, the tax basis of the Exchange Shares is the tax basis of the Payment Shares, while the tax basis of any additional option shares being issued is their fair market value as of the date of exercise.

    TAX BENEFITS TO THE COMPANY. The Company will be entitled to a deduction for federal tax purposes in the amount and at the time that any optionee recognizes ordinary income with respect to the exercise of an nonstatutory stock option, or with respect to a disqualifying disposition of shares acquired upon exercise of an incentive stock option. The Company will not be allowed a tax deduction in connection with exercises of incentive stock options in which there has not been a disqualifying disposition.

    OUTSTANDING OPTIONS HELD BY CERTAIN EXECUTIVE OFFICERS. As of the date of this Prospectus there were no options outstanding under the Plan, and no such options were held by any of the named executive officers of the Company. The Company has never granted stock appreciation rights to its directors or executive officers. No options were granted to any director or executive officer of the Company during the fiscal year ended March 31, 1997, or between that date and the date of this Prospectus.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with Richard D. Shannon, the Company's former Chairman of the Board; Gary C. Nelson, its President and Chief Executive Officer; Bradley B. Landin, its Senior Vice President--Operations and Secretary; Thomas A. Craig, its Vice President-- Marketing and Real Estate; and Steven J. Orlando, its former Chief Financial Officer and Secretary. Mr. Shannon declined to stand for re-election at the 1997 Annual Meting held on November 25, 1997, and Mr. Orlando resigned from his positions with the Company in September of 1997; consequently neither of their employment agreements remain in effect.

    Mr. Shannon's employment agreement was originally entered into in February of 1994, but was amended in January and again in May of 1996. As so amended, Mr. Shannon's agreement would have run through January 31, 1999. Pursuant to his employment agreement, Mr. Shannon acted as the Company's Chairman of the Board, served on the Board of Directors and was entitled to receive, among other things, (a) a base annual salary of $96,172 (subject to a potential increase to $137,388 upon the earlier to occur of (i) one quarter of Company profitability or (ii) significant improvement in the working capital condition of the Company, as approved by the Compensation Committee, (b) beginning in February of 1997, an annual increase in base salary in an amount equal to the amount of the then-current salary plus the greater of (i) 7% of the base salary in effect for the previous 12 month period and (ii) the percentage increase in the Consumer Price Index for the prior 12-month period as reported by the United States Department of Labor (the "Department of Labor"), (c) an annual bonus, in an amount to be determined by the Board of

Directors, under such incentive compensation plan as shall be adopted by the Board of Directors of the Company, and (d) such options to purchase Common Stock of the Company as may be granted pursuant to the terms of the Stock Option Plan. The employment agreement between the Company and Mr. Shannon did not require him to spend more than 80% of his time on Company business. Mr. Shannon declined to accept nomination to serve as a Director of the Company, or as its Chairman of the Board, following the date of the 1997 Annual Meeting; consequently, effective as of November 25, 1997 the employment agreement between Mr. Shannon and the Company was terminated.

    Mr. Nelson's employment agreement was originally entered into in February of 1994, but was amended in January and again in May of 1996. As so amended, Mr. Nelson's employment agreement runs through January 31, 1999. Pursuant to his employment agreement, Mr. Nelson will act as President and Chief Executive Officer of the Company, will serve on the Board of Directors, and will be entitled to receive, among other things, (a) a base salary of $116,207 (subject to a potential increase to $166,010 upon the earlier to occur of (i) one quarter of Company profitability or (ii) significant improvement in the working capital condition of the Company, as approved by the Compensation Committee if certain Company performance standards are met), (b) beginning in February of 1997, a base salary in an amount equal to the amount of the then current base salary plus the greater of (i) 7% of the base salary in effect for the previous 12 month period and (ii) the percentage increase in the Consumer Price Index for the prior 12-month period as reported by the Department of Labor, (c) an annual bonus in an amount to be determined by the Board of Directors of the Company under such incentive compensation plan as shall be adopted by the Board of Directors of the Company, and (d) such options to purchase Common shares of the Company as may be granted pursuant to the terms of the Stock Option Plan.

    Mr. Landin's employment agreement was originally entered into in February of 1994, but was amended in January and May of 1996. As so amended, Mr. Landin's employment agreement runs through January 31, 1999. Pursuant to his employment agreement, Mr. Landin will act as Senior Vice President Operations of the Company and will be entitled to receive among other things, (a) a base salary of $73,274 (subject to a potential increase to $91,592 upon the earlier to occur of (i) one quarter of Company profitability or (ii) significant improvement in the working capital condition of the Company, as approved by the Compensation Committee), (b) beginning in February 1997, a base salary in an amount equal to the amount of the then current base salary plus the greater of (i) 7% of the base salary in effect for the previous 12 month period and (ii) the percentage increase in the Consumer Price Index for the prior 12-month period as reported by the Department of Labor, (c) during each year thereof, an annual bonus in an amount to be determined by the Board of Directors of the Company under such incentive compensation plan as shall be adopted by the Board of Directors of the Company, and (d) such options to purchase Common Shares of the Company as may be granted pursuant to the terms of the Stock Option Plan.

    Mr. Craig's employment agreement was originally entered into in February of 1994, but was amended in May of 1996. As so amended, Mr. Craig's employment agreement runs through January 1999. Pursuant to his employment agreement, Mr. Craig will act as Vice President--Marketing and Real Estate of the Company, and will be entitled to receive, among other things, (a) during the first year thereof, a base salary of $73,274 (subject to a potential increase to $91,592 upon the earlier to occur of (i) one quarter of Company profitability or (ii) significant improvement in the working capital condition of the Company, as approved by the Compensation Committee), (b) beginning in February 1997, a base salary in an amount equal to the amount of the then current base salary plus the greater of (i) 7% of the base salary in effect for the previous 12 month period and (ii) the percentage increase in the Consumer Price Index for the prior 12-month period as reported by the Department of Labor, (c) an annual bonus in an amount to be determined by the Board of Directors of the Company under such incentive compensation plan as shall be adopted by the Board of Directors of the Company, and (d) such options to purchase Common Stock of the Company as may be granted pursuant to the terms of the Stock Option Plan.

    Mr. Orlando's employment agreement was originally entered into in July of 1994, but was amended in January and again in May of 1996. As so amended, Mr. Orlando's employment agreement ran through

January 31, 1999. Pursuant to his employment, he acted as Vice President--Chief Financial Officer of the Company, and was entitled to receive, among other things, (a) during the first year thereof, a base salary of $81,900 (subject to a potential increase to $117,000 upon the earlier to occur of (i) one quarter of Company profitability or (ii) significant improvement in the working capital condition of the Company, as approved by the Compensation Committee if certain Company performance standards are met), (b) beginning in February of 1997, a base salary in an amount equal to the amount of the then current base salary plus the greater of (i) 7% of the base salary in effect for the previous 12 month period and (ii) the percentage increase in the Consumer Price Index for the prior 12-month period as reported by the Department of Labor, (c) an annual bonus in an amount to be determined by the Board of Directors of the Company under such incentive compensation plan as shall be adopted by the Board of Directors of the Company, and (d) such options to purchase Common Stock of the Company as may be granted pursuant to the terms of the Stock Option Plan. Effective September 30, 1997, Mr. Orlando formally resigned as the Company's Vice President, Chief Financial Officer, and Secretary, and consequently his employment agreement was terminated as of that date. He has agreed to continue with the Company as a consultant on specific projects, as may be requested from time to time by the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Between February 1994 and November 25, 1997, when he resigned from the Board and from all offices with the Company, Richard D. Shannon, the Company's former Chairman of the Board and the President and Chairman of the Board of Baycor Ventures, Inc., had an employment agreement with the Company which called upon him to employ 50% of his time and efforts on Company business (see "Employment Agreements," above). In fact, however, between January of 1994 and September of 1995 Mr. Shannon spent an average of 90% of his time on Company-related business, and thereafter he continued to commit well in excess of the originally anticipated amount of his time to the Company's affairs, with a resultant cost to Baycor. Between October 1, 1995 and September 30, 1997 Baycor agreed from time to time to defer receipt of certain fees and expenses owed to it by the Company, without interest, at various times when the Company was suffering temporary cash shortages. The maximum amount so deferred was $145,000, and as of September 30, 1997 the amount so deferred was $122,000. In September of 1995, the Company advanced to Baycor a loan in the amount of $185,000, at a rate of prime plus 2%. The purpose of the loan was to induce Baycor to continue to provide Mr. Shannon's consulting and other services to the Company at levels in excess of those originally agreed to. This loan is due to be paid off on or before September 30, 1998.

    In May 1995, the Company advanced to Bradley Landin, while he was Vice President Operations and Director, a loan in the amount of $59,000, as a personal accommodation in order to allow him to consolidate his financial position and maintain his focus on the Company's affairs without the severe distraction of unsettled financial affairs. The loan is fully secured and has a term of five years at a rate of prime plus 1% in interest.

    Lyle P. Edwards, who was a Director of the Company from October of 1996 to August of 1997, also serves as a Vice President of Alta Petroleum, Inc., which provided the Company a $200,000 short-term loan in April 1996. That loan was paid off in December of 1996. During 1997, Alta Petroleum, Inc. has loaned the Company a total of $575,000 in three separate installments, all of which are secured by 100% of the Company's stock in its wholly owned subsidiary Paradise Bakery, Inc. and by the assets of Paradise Bakery, Inc. as well. The purpose of these loans was to meet the Company's short-term liquidity needs. The Alta Petroleum, Inc. loans, which currently bear an interest rate of 16% and was due on September 30, 1997, and the Company is in discussions with Alta Petroleum, Inc., with respect to the timing and terms of repayment. The Company has agreed to pay off these loans in the event that it successfully completes a financing or asset sale in excess of $500,000. Baycor was paid a fee of $40,000 in association with the placement of this financing.

    In July of 1996, Baycor, Gary C. Nelson, the Company's President and Chief Executive Officer, and Steven J. Orlando, its then-Chief Financial Officer, agreed to loan the Company an aggregate of $175,000 from time to time on an as-needed basis until April of 1997, when this line of credit would be terminated and the sums then borrowed and outstanding would become due and payable. The interest rate on the funds so advanced was prime plus 2%. The line of credit was terminated as of March 31, 1997. In replacement, in April 1997 Mr. Nelson advanced the Company $50,000 in exchange for a note secured by the Company's assets, Mr. Orlando advanced the Company $31,000 in the form of deferred salary for the period from December 1996 through March 1997, and Baycor deferred receipt of salary and expenses accrued during the 1997 fiscal year amounting to $145,000, without interest. In September 1997 the amounts owed to Mr. Nelson was reduced to $35,000 and the amount owed to Mr. Orlando was reduced to $15,000, in each case plus accrued interest at the rate of prime plus 2%. The amount owed to Baycor as of the date of this Prospectus was $135,000, plus accrued interest from April of 1997.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    The Company's Common Stock is its only outstanding class of equity securities. The Common Stock is listed for trading on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") Small Cap List, under the symbol "JAVC." The following table sets forth, for the calendar quarterly periods indicated, the range of high and low sale prices for the Common Stock as reported by NASDAQ since January 1, 1995. All the per share prices set forth below have been adjusted to give effect to the one-for-ten reverse stock split of the Company's Common Stock which became effective as of December 19, 1997.

                                                                               HIGH        LOW
                                                                             ---------  ---------
1995
First Quarter..............................................................  $   26.25  $   16.25
Second Quarter.............................................................  $   31.25  $   10.00
Third Quarter..............................................................  $   87.50  $   25.00
Fourth Quarter.............................................................  $   54.40  $   20.00

1996
First Quarter..............................................................  $   32.50  $   15.60
Second Quarter.............................................................  $   16.25  $    7.50
Third Quarter..............................................................  $   16.25  $    5.00
Fourth Quarter.............................................................  $   10.00  $    5.00

1997
First Quarter..............................................................  $    6.88  $    4.38
Second Quarter.............................................................  $    4.69  $    2.50
Third Quarter..............................................................  $    6.88  $    3.44
Fourth Quarter (through November 30, 1997).................................  $    6.56  $    4.06

    At December 1, 1997, there were 180 holders of record of the Company's Common Stock. The Company has never paid a cash dividend on its Common Stock, and does not anticipate paying any dividends in the immediately foreseeable future. As a California corporation, the payment of dividends by the Company is limited by California law and subject to the discretion of its Board of Directors. With certain exceptions, a California corporation may not pay a dividend to its shareholders unless its retained earnings equal at least the amount of the proposed dividend. California law further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets the following two generally stated conditions: (a) the corporation's assets equal at least 1.25 times its liabilities, and (b) the corporation's current assets equal at least its current liabilities, or if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 1.25 times its current liabilities

                              SELLING SHAREHOLDERS

    The Shares registered hereunder are being offered for the accounts of the shareholders of the Company listed below (the "Selling Shareholders"). None of the Selling Shareholders has any position with, the Company or any of its predecessors or affiliates, or has had any such position within the past three years.

                                                                                                    SHARES OWNED AFTER
                                                                   SHARES OWNED                        OFFERING(2)
                                                                     PRIOR TO     SHARES TO BE  --------------------------
SHAREHOLDER                                                         OFFERING(1)    OFFERED(1)      NUMBER        PERCENT
-----------------------------------------------------------------  -------------  ------------  -------------  -----------
Allen Adler......................................................        75,000        75,000           -0-           -0-
Bruce Adler......................................................        75,000        75,000           -0-           -0-
Michael Ambroselli...............................................       150,000       150,000           -0-           -0-
Arron, Inc.......................................................       225,000       225,000           -0-           -0-
Harvey Bibicoff..................................................       150,000       150,000           -0-           -0-
Centre Trustees, CI Limited......................................        37,500        37,500           -0-           -0-
Malcom and Julia Coster..........................................        37,500        37,500           -0-           -0-
E. C. Capital, Ltd...............................................     1,000,000     1,000,000           -0-           -0-
Howard J. Green..................................................        37,500        37,500           -0-           -0-
Nancy J. Litman..................................................        75,000        75,000           -0-           -0-
Masada I Limited Partners........................................       150,000       150,000           -0-           -0-
Riviera Holding LLC..............................................       112,500       112,500           -0-           -0-
Amy Robinson.....................................................        75,000        75,000           -0-           -0-
Rozel International Holding Limited..............................       450,000       450,000           -0-           -0-
Dennis Saleeby...................................................        75,000        75,000           -0-           -0-
Stit Consulting Limited..........................................        75,000        75,000           -0-           -0-
Sunset Capital, Inc..............................................        75,000        75,000           -0-           -0-
  TOTALS.........................................................     2,875,000     2,875,000           -0-           -0-

------------------------

(1) Includes all shares which may be acquired upon the exercise of certain Stock Purchase Warrants held by the Selling Shareholders (See "TERMS OF THE WARRANTS" below for more information on these shares.) Except in the case of
    E. C. Capital, Ltd., two-thirds of the number of shares indicated for each of the Selling Shareholders consists of shares which may be obtained upon the exercise of Warrants held by such Selling Shareholder, and the remaining third consists of Shares currently held by the Selling Shareholder. With respect to E. C. Capital, Ltd., however, all of the Shares indicated represent Shares which may be obtained upon the exercise of Warrants.

(2) Assumes all shares to be offered will be sold.

ORIGIN OF THE SHARES OFFERED

    All of the Shares covered by this Prospectus have been or will be acquired by the Selling Shareholders through one or both of the private offerings of Common Stock and Common Stock Purchase Warrants described below.

    In August of 1997, the Company retained E. C. Capital Ltd. ("ECC"), a New York based investment banking firm, to raise equity capital in a two-stage private offering (the "ECC Offering"). In both stages, the Company would issue to investors Units consisting of 25,000 shares of Company Common Stock, 25,000 "A" Warrants, and 25,000 "B" Warrants. The "A" Warrants have a term of two years from the date of issuance and may be exercised to purchase shares of Company Common Stock at a per share exercise price of $1.60, while the "B" Warrants have a three-year term and may be exercised to purchase shares of Company Common Stock at a price per share of $2.00. (See "DESCRIPTION OF THE WARRANTS", below.) The offering price for each full Unit, in both stages of the ECC Offering, was $25,000. ECC undertook to place 25 Units in the first stage of the ECC Offering, and 35 Units in the second and final stage.

    In connection with the ECC Offering, the Company agreed to pay ECC a 10% commission on all sales of Units and a 3% non-accountable expense reimbursement, and to issue to ECC 250,000 "A" Warrants and 250,000 "B" Warrants (on a post-Reverse Stock Split basis) as partial compensation for its efforts in completing the first stage of the ECC Offering, and an equal number of Warrants in connection with the second stage, for a total of 1,000,000 Warrants in all. The Company has also agreed to retain ECC as an advisor for the next three years at a fee of $3,000 per month, and to pay ECC a 5% warrant solicitation fee for any of the investor warrants which are exercised. The Company also agreed not to raise debt or equity financing during this three-year period other than with consent of ECC, to allow an ECC designee, upon request, to observe all meetings of the Company's Board of Directors. Finally, all of the Company's officers and directors have executed lock-up agreements with ECC whereby they have agreed not to transfer, assign, sell, or otherwise dispose of any of their Company shares, except with the consent of ECC, until at least one year after the effective date of the registration statement referred to above.

    In the second stage of the ECC Offering ECC will attempt to place an additional 35 Units, each Unit including the same numbers of shares of Common Stock and "A" and "B" Warrants as were sold in the first stage. Although the Company has no reason to believe ECC will not be successful in conducting the second stage of the ECC Offering, there can be no assurance that it will be able to locate investors to fully subscribe the second stage.

                        DESCRIPTION OF THE COMMON STOCK

    The Company is authorized to issue up to 50,000,000 shares of no par value Common Stock, and 25,000,000 shares of preferred stock. As of December 1, 1997, 2,339,447 shares of the Company's Common Stock were issued and outstanding, and no shares of the preferred stock, were issued and outstanding. The Company's Common Stock has been registered, as a class, under Section 12 of the Exchange Act.

    Subject to preferential rights of the holders of preferred stock and senior debt securities (if any) and the applicable provisions of the California General Corporation Law, the holders of the Company's Common Stock will be entitled, on liquidation, dissolution, or winding up of the Company, to receive pro rata its net assets remaining after the payment of all creditors.

    The holders of the Common Stock are entitled to one vote for each share on all matters submitted to a vote of the shareholders. In any election of directors each shareholder has the right to cumulate votes. Shareholders have no preemptive rights or other rights to subscribe for additional shares. There are no conversion rights, redemption rights, or sinking fund provisions with respect to shares of the Common Stock. The outstanding shares of Common Stock are fully-paid and nonassessable.

LIMITATIONS ON DIVIDENDS

    Under California law, shareholders of Java may receive dividends when and as declared by its Board of Directors out of funds legally available. With certain exceptions, a California corporation may not pay a dividend to its shareholders unless its retained earnings equal at least the amount of the proposed dividend. California law further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets the following two generally stated conditions: (i) the corporation's assets equal at least
1 1/4 times its liabilities, and (ii) the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 1 1/4 times its current liabilities.

                      GENERAL DESCRIPTION OF THE WARRANTS

    All questions about the issuance, exercise, and terms of the Warrants and the rights of the Warrant Holders will be decided by the Company's Board of Directors. For a full description of the Warrants, please refer to the forms of Warrants themselves, copies of which are attached hereto as Exhibits A and B, respectively, and are by this reference incorporated herein. The descriptions of the Warrants contained in this Prospectus are qualified in their entirety by reference to the complete text of such documents. Any conflict between the summary provided in this Prospectus and the actual terms of such documents must be resolved in favor of the terms as expressed in the documents themselves. Copies of the Warrants may also be obtained from the Company by persons entitled thereto upon request, free of charge.

SECURITIES AVAILABLE UPON EXERCISE OF THE WARRANTS

    Each of the Warrants provides for the issuance, upon exercise and payment of the exercise price, as described below, of that number of shares of the Company's Common Stock which is specified therein; however both the number of Shares which may be obtained upon exercise of the Warrants and the exercise price for the Warrants are subject to adjustment in certain circumstances, as more fully described below.

TERM OF THE WARRANTS

    The term of the A Warrants runs through November 29, 1999; the term of the B Warrants runs through November 29, 2000 (the date of termination of the Warrants is in each case referred to herein as the "Expiration Time"). Following the expiration Time for any given Warrant, the holder(s) thereof will have no further right to subscribe for or purchase any security of or issued by the Company; and the Warrants and all rights thereunder will be valueless, unexercisable, and void.

MANNER OF EXERCISE

    The holder of each of the Warrants may exercise them to purchase all or any whole number of the Shares covered by the respective Warrants by (a) providing the Company with a signed written notice of its intent to exercise the Warrant Certificate, specifying the number of Warrant Shares to be so purchased completing in the manner indicated; (b) surrendering its current Warrant to the Company at the Company's principal place of business in Sacramento, California; and (c) paying the appropriate purchase price for the Shares, by cash, money order, bank draft, or certified check, payable to the Company at its principal place of business in Sacramento, California.

PURCHASE PRICE

    The exercise price of the A Warrants is $1.60 per share of Common Stock; for the B Warrants the exercise price is $2.00 per share. In both cases the exercise price is subject to adjustment as described in the following sentence. If, prior to the Expiration Time, the outstanding shares of the Company's common stock shall be increased or decreased through a stock split, stock dividend, reverse stock split, stock consolidation, or otherwise, without consideration to the Company (including without limitation the reverse stock split described in Section 9, below), an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which the Warrants may be exercised. The effect of such adjustment shall be that the Purchaser shall obtain upon exercise of the Warrants after such event the same number of Warrant Shares for the same aggregate consideration as had Purchaser exercised the Warrants in full prior to such event and had the Warrant Shares then been subjected to the effects of such event.

RIGHTS AS A SHAREHOLDER, EMPLOYEE, OR CONSULTANT

    No person who holds a Warrant will have any rights as a Company shareholder with respect to the Shares represented thereby until such Warrant is exercised and the Shares are actually issued. The grant or possession of a Warrant does not impose any obligation whatsoever on the Company to employ or continue to employ the recipient of the Warrant, and does not interfere with the Company's right to terminate any position he or she may have with the Company, as a consultant or otherwise, at any time.

TRANSFER OF THE WARRANTS

    Except as described below, the Warrants may not be transferred without the express written consent of the Company, which consent may be granted or withheld for any reason in the Company's sole and absolute discretion. Unless the Company has previously granted its written consent thereto, the Warrant may be exercised only by the authorized holder of the Warrant, or by his, her, or its permitted transferees, as described below. More particularly, the Warrants may not be sold, assigned, transferred (except as provided above), pledged, hypothecated, or otherwise conveyed, encumbered, or disposed of in any way, are not normally assignable by operation of law, and are generally not subject to execution, attachment, or similar process. Any attempted sale, assignment, transfer, pledge, hypothecation, conveyance, encumbrance, or other disposition of the Warrants or the Warrant Certificate contrary to the provisions of the Warrants, and the levy of any execution, attachment, or similar process thereupon would generally be void and without effect, and the Company had no obligation to recognize any such purported transaction or event or to reflect such a purported transaction or event on its official records or to issue Warrants or shares of its Common Stock to any party. If the authorized holder of a Warrant is an individual, however, the Company will normally consent to the transfer of the Warrant to his or her heirs, executors, personal representatives, or administrators upon the death of the Warrant holder. If the authorized holder is an entity (such as a corporation or a Trust), the Company will consent to the transfer of the Warrant to the owners of the entity upon its formal dissolution.

REDEMPTION RIGHTS

    The Warrants do not provide the Company with any redemption rights with respect to either the Warrants themselves or the underlying shares of Common Stock.

                              PLAN OF DISTRIBUTION

    The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Shares may be offered from time to time by or for the account of the Selling Stockholders through dealers, brokers or other agents, or directly to one or more purchasers, at market prices prevailing at the time of sale or prices otherwise negotiated.

    The Registration Statement covering the Shares offered hereby will be maintained in effect, and the Shares may be sold thereunder by the Selling Stockholders, until January 31, 2000 (the "Offering Period"). At the end of the Offering Period, Shares not sold by the Selling Stockholders during the Offering Period will return to the status of restricted stock which may be sold pursuant to the provisions of Rule 144 under the Securities Act of 1933 (the "Act").

    Several of the Selling Stockholders have advised the Company that they may sell the Shares, directly or through brokers or dealers, from time to time during the Offering Period. Such sales may be made at the market price in one or more transactions on the NASD Automated Quotation System, SmallCap Market, on any other local or national exchange or quotation system on which the Company's Common Stock may then be listed; or at privately negotiated prices in negotiated transactions; or otherwise at prices and terms prevailing at the time of sale.

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Company's Articles of Incorporation and bylaws provide for indemnification of directors and officers to the full extent permitted or authorized under California Law, for expenses, liabilities and losses actually and reasonably incurred as a result of any such director's or officer's status as such, provided that the indemnitee acted in good faith and in a manner he or she believed to be in or not to be opposed to the best interest of the corporation. In addition, the Company has entered into an Indemnification Agreement with each of its directors and executive officers, which agreement provides, among other things, for contractual rights of the indemnitee to advancement of expenses prior to final disposition of an action provided that, if required by California law, the indemnitee agrees to repay such advance upon the Company's request if it is ultimately determined that the indemnitee is not entitled to indemnification.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby and certain other matters will be passed upon for the Company and the Selling Shareholders by Rosenblum, Parish & Isaacs, PC, San Francisco, California.

                                    EXPERTS

    The audited consolidated financial statements and schedules incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in their reports with respect thereto; and are included therein and incorporated herein by reference in reliance upon the authority of such firm as experts in providing such reports.

    No person has been authorized in connection with this offering to give any information, or to make any representation not contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to any person in any jurisdiction where such an offer would be unlawful, or in which the person making such offer or solicitation is not qualified to do so. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date.

                                    PART II

                     INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article V of the Registrant's Amended and Restated Articles of Incorporation (the "Articles") provides that the liability of directors of the Registrant for monetary damages is eliminated to the fullest extent permissible under California law.

    Article VI of the Articles provides that the Registrant is authorized to indemnify its directors and officers to the fullest extend permissible under California law.

    Article VI of the Registrant's Amended and Restated Bylaws (the "Bylaws") provides, with certain qualifications, that the Registrant shall have the power to indemnify any person, who is or is threatened to be made a party to proceeding by reason of the fact that he or she is or was an officer, director, employee, or agent of the Registrant, for all costs, expenses and other amounts actually and reasonably incurred in connection with such proceeding. The foregoing indemnification is conditioned upon a finding, by either (i) the uninterested members of the Registrant's Board of Directors, (ii) its shareholders, (iii) independent legal counsel in a written opinion, or (iv) the court in which the proceeding is or was pending, that the person seeking indemnification was acting in good faith and in a manner reasonably believed to be in the best interests of the Registrant, or in the case of a criminal proceeding that he or she had no reasonable cause to believe that his or her conduct was unlawful.

    As authorized by the foregoing Article and Bylaw provisions, the Registrant and each of its Directors and executive officers individually have entered into indemnification agreements whereby the Registrant agreed to indemnify such individuals against any claims or expenses they may incur as a result of serving the Registrant in those or other capacities, provided that the person seeking indemnification was acting in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, or in the case of a criminal proceeding that he or she had no reasonable cause to believe that his or her conduct was unlawful. Additionally, the Registrant has entered into separate Indemnification Agreements, with the Registrant's principal corporate shareholder and the corporation which holds all of that company's stock, which provide similar indemnification against claims and expenses arising out of those relationships and certain consulting arrangements between those entities and the Registrant.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses in connection with the sale and distribution of the Shares being registered, other than underwriting discounts and commissions, if any, incurred by the Selling Stockholders in sales of Shares effected through intermediaries. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee. The Registrant will bear all of the expenses listed below.

Securities and Exchange Commission
Registration Fee....................................................  $
Accounting Fees.....................................................
Legal Fees..........................................................
Miscellaneous.......................................................
      TOTAL.........................................................  $

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

    Since January 1 1995, the Registrant has sold the following securities without registration under the Securities Act. Unless otherwise indicated, no underwriters participated in the transactions listed below.

1. On March 31, 1995, the Registrant issued 600,000 shares of its Common Stock to Oh La La!, Inc., in a privately negotiated transaction, as part of the consideration for the purchase of certain assets.

2. On August 30, 1995, the Registrant issued 100,000 shares of its Common Stock to Samual Investors International, LDC, for proceeds of $562,100 in cash, in a privately negotiated transaction. Associated with this transaction there were underwriter fees of $86,126. On the basis of certain disclosures made and agreements entered into by Samual Investors International LDC, the Registrant believes that this transaction was exempt from registration under the Securities Act by virtue of Regulation S.

3. On August 11, 1995, the Registrant issued 83,594 shares of its Common Stock to Java Southeast Partners, L.P., a Delaware Limited Partnership, in a privately negotiated transaction, as partial consideration for a stock-for-stock exchange in a newly formed Delaware corporation Java Southeast, Inc. This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

4. On September 8, 1995, the Registrant issued 124,567 shares of its Common Stock to Graham Pacific, Inc., a Washington corporation, one of its former franchisees, in a privately negotiated transaction as part of the consideration for certain assets pursuant to an Agreement of Purchase and Sale of Assets dated June 30, 1995. This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

5. On September 11, 1995, the Registrant issued 45,000 share of its Common Stock to Java State Street, Inc., a Massachusetts corporation, one of its former franchisees, in a privately negotiated transaction as part of the consideration for certain assets pursuant to an Agreement of Purchase and Sale of Assets dated August 4, 1995. This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

6. On September 11, 1995, the Registrant issued 3,000 shares of its Common Stock to Alcott Simpson & Company, Inc. as compensation for certain financial and other consulting services which had been and were expected to be rendered to the Registrant by Alcott Simpson & Company, Inc. pursuant to a Consulting Agreement dated July 2, 1995. This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

7. September 11, 1995, the Registrant issued 200,000 shares of its Common Stock to Franchise Development Corporation as compensation for certain financial and other consulting services, which had been and were expected to be rendered to the Registrant by Franchise Development Corporation pursuant to a Consulting Agreement dated July 2, 1997. This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

8. September 11, 1995, the Registrant issued 100,000 shares of its Common Stock to Moore Emerging Markets Fund, Ltd., a British Virgin Islands corporation, for an aggregate of $497,000 in cash, in a privately negotiated transaction. Associated with this transaction, the Registrant paid underwriter fees of $80,176. On the basis of certain disclosures made and agreements entered into by Moore Emerging Markets Fund, Ltd., the Registrant believes that this transaction was exempt from registration under the Securities Act by virtue of Regulation S.

9. September 11, 1995, the Registrant issued 100,000 shares of its Common Stock to Moore Global Investments Fund, Ltd., a British Virgin Islands corporation, for $497,000 in cash, in a privately negotiated transaction. Associated with this transaction, the Registrant paid underwriter fees of $80,176. On the basis of certain disclosures made and agreements entered into by Moore Emerging

    Markets Fund, Ltd., the Registrant believes that this transaction was exempt from registration under the Securities Act by virtue of Regulation S.

10. September 12, 1995, the Registrant issued 250,000 shares of its Common Stock to Kew Capital, Ltd., a British Virgin Islands corporation, for $1,656,250 in cash, in a privately negotiated transaction. Associated with this transaction, the Registrant paid underwriter fees of $185,585. On the basis of certain disclosures made and agreements entered into by Kew Capital, Ltd., the Registrant believes that this transaction was exempt from registration under the Securities Act by virtue of Regulation S.

11. September 20, 1995, the Registrant issued 280,000 shares of its Common Stock to Banque Franck, a Swiss corporation, for $1,495,200 in cash, in a privately negotiated transaction. Associated with this transaction, the Registrant paid underwriter fees of $302,767. On the basis of certain disclosures made and agreements entered into by Banque Franck., the Registrant believes that this transaction was exempt from registration under the Securities Act by virtue of Regulation S.

12. September 20, 1995, the Registrant issued 46,000 shares of its Common Stock Mr. David Jones, an individual resident and citizen of Switzerland, for $245,640 in cash, in a privately negotiated transaction. Associated with this transaction, the Registrant paid underwriter fees of $49,740. On the basis of certain disclosures made and agreements entered into by David Jones, the Registrant believes that this transaction was exempt from registration under the Securities Act by virtue of Regulation S.

13. On September 27, 1995, the Registrant issued 50,000 shares of its Common Stock to GEM Ventures Inc., a Nevada corporation, one of its former franchisees, in a privately negotiated transaction as part of the consideration for certain assets pursuant to an Agreement of Purchase and Sale of Assets dated August 18, 1995. This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

14. On October 19, 1995, the Registrant issued 5,834 shares of its Common Stock to Java Southeast Partners, L.P., a Delaware Limited Partnership, in a privately negotiated transaction, as partial consideration for a stock-for-stock exchange in a newly formed Delaware corporation Java Southeast, Inc. This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

15. On October 25, 1995, the Registrant issued 20,000 shares of its Common Stock to Lone Star Java, Inc., a Texas corporation, one of its former franchisees, in a privately negotiated transaction as part of the consideration for certain assets pursuant to an Agreement of Purchase and Sale of Assets dated October 2, 1995. This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

16. On November 8, 1995, the Registrant sold 300,000 shares of its Common Stock to Baycor Ventures, Inc. for an aggregate of $120,166, pursuant to the exercise of certain stock purchase options originally issued to Baycor Ventures, Inc. on September 16, 1992. This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

17. On December 17, 1995, the Registrant issued additional 302,083 shares of its Common Stock to Kew Capital, Ltd., a British Virgin Island corporation, as an adjustment to the number of shares originally delivered pursuant to the September 12, 1995 sale described above. The Company in connection with this issuance received no additional compensation. On the basis of certain disclosures made and agreements entered into by Kew Capital, Ltd., the Registrant believes that this transaction was exempt from registration under the Securities Act by virtue of Regulation S.

18. On January 4, 1996, the Registrant issued additional 336,491 shares of its Common Stock to Banque Franck, a Swiss corporation, as an adjustment to the number of shares originally delivered pursuant to the September 12, 1995 sale described above. The Company in connection with this issuance received no additional compensation. On the basis of certain disclosures made and agreements entered into by

    Banque Franck., the Registrant believes that this transaction was exempt from registration under the Securities Act by virtue of Regulation S.

19. On January 4, 1996, the Registrant issued additional 90,118 shares of its Common Stock to Mr. David Jones, an individual resident and citizen of Switzerland, as an adjustment to the number of shares originally delivered pursuant to the September 20, 1995 sale described above. The Company in connection with this issuance received no additional compensation. On the basis of certain disclosures made and agreements entered into by Mr. David Jones., the Registrant believes that this transaction was exempt from registration under the Securities Act by virtue of Regulation S.

20. On January 17, 1996, the Registrant issued 431,853 shares of its Common Stock to Founders Venture, Inc., in a privately negotiated transaction, as partial consideration for the purchase of certain Paradise Bakery, Inc. franchises owned by the seller and valued in the aggregate at $383,038.

21. On January 17, 1996, the Registrant issued 74,073 shares of its Common Stock to Venture 88, Inc., in a privately negotiated transaction, as partial consideration for the purchase of certain Paradise Bakery, Inc. franchises owned by the seller and valued in the aggregate at $84,439. The shares so issued were subsequently registered on a Registration Statement on Form S-3
    which became effective on      , 1996.

22. On January 18, 1996, the Registrant exercised a conversion option under a promissory Note held by PSSS, Inc. to convert the principal balance of the
    Note into 23,400 shares of the Registrant's Common Stock. The Note had been issued in 1995 as part of the consideration for the purchase of certain assets of Oh-La-La!, Inc., the corporate predecessor of PSSS, Inc., in a transaction approved by the Bankruptcy Court supervising the estate of Oh-La-La!, Inc. The principal balance of the Note at the time of conversion was $748,800. This transaction was exempt from registration under the
    Securities Act pursuant to Section      thereof. The shares so issued were
    subsequently registered on a Registration Statement on Form S-3 which became
    effective on      , 1996.

23. On March 31, 1996, the Registrant issued 154 shares of its Common Stock to various purchasers pursuant to warrants issued in 1992 for proceeds of $396.

24. On April 26, 1996, the Registrant issued 40,000 shares of its Common Stock to Out and Back Enterprises, Inc., a Illinois corporation, one of its former franchisees, in a privately negotiated transaction, as part of the consideration for certain of its assets pursuant to an Agreement of Purchase and Sale of Assets. This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

25. September 9, 1996, the Registrant sold 250,000 shares of its Common Stock to Growth Science Ventures, Inc., a Nevada corporation, for an aggregate of $62,500, pursuant to the exercise of certain stock purchase options originally issued to Growth Science Ventures, Inc. on June 12, 1997 pursuant a Consulting Agreement.

26. On September 25, 1996, the Registrant sold 769,231 shares to Alana Group, Ltd., a British Virgin Islands corporation, for $485,000 in cash, in a privately negotiated transaction. Underwriter fees associated with this transaction totaled $42,000. On the basis of certain disclosures made and agreements entered into by Alana Group, Ltd., the Registrant believes that this transaction was exempt from registration under the Securities Act by virtue of Regulation S.

27. On September 25, 1996, the Registrant sold 769,231 shares to H.I.G. Securities Investment, Ltd., a British Virgin Islands corporation, for $485,000 in cash, in a privately negotiated transaction Underwriter fees associated with this transaction totaled $42,000. On the basis of certain disclosures made and agreements entered into by to H.I.G. Securities Investment, Ltd., the Registrant believes that this transaction was exempt from registration under the Securities Act by virtue of Regulation S.

28. On February 27, 1997 the Registrant issued to One Capital Corporation 200,000 shares of Common Stock as partial compensation for certain financial and other consulting services, which had been and were expected to be rendered to the Registrant by One Capital Corporation. This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

26. On April 22, 1997 the Registrant sold 300,000 share of Common Stock to One Capital Corporation for an aggregate of $73,125, pursuant to the exercise of certain stock purchase options originally issued to One Capital Corporation.

27. On April 28, 1997 the Registrant issued to One Capital Corporation for an aggregate of $45,703, pursuant to the exercise of certain stock purchase options originally issued to One Capital Corporation.

28. On May 13, 1997 the Registrant issued to One Capital Corporation for an aggregate of $22,852, pursuant to the exercise of certain stock purchase options originally issued to One Capital Corporation.

29. On August 26, 1997 the Registrant issued to One Capital Corporation 100,000 shares of Common Stock as partial compensation for certain financial and other consulting services, which had been and were expected to be rendered to the Registrant by One Capital Corporation. This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

ITEM 27.  EXHIBITS.

EXHIBIT NO.    DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
       3.1     Amended and Restated Articles of Incorporation (filed as Exhibit 3.1 to the Registrant's Annual
                 Report on Form 10-K for the fiscal year ended March 31, 1994, and by this reference incorporated herein).

       3.2     Bylaws, as amended January 10, 1995 (filed as Exhibit 3.1 to the Registrant's Quarterly Report on
                 Form 10-Q for the quarterly period ended December 31, 1994, and by this reference incorporated herein).

       3.3     Certificate of Amendment of Articles of Incorporation dated December 19, 1997.

       4.1     Form of A Stock Purchase Warrant.

       4.2     Form of B Stock Purchase Warrant.

       4.3     Warrants issued by the Registrant to Richard M.H. Thompson & Associates (filed as Exhibit No. 4.1 to the Registrant's Registration Statement on Form S-1 dated March 17, 1994 (Commission File No.
                 33-76528), and by this reference incorporated herein).

       4.4     Warrants issued by the Registrant to The Manry Company (filed as Exhibit No. 4.2 to the Registrant's
                 Registration Statement on Form S-1 dated March 17, 1994 (Commission File No. 33-76528), and by this reference incorporated herein).

       4.5     Warrants issued by the Registrant to Argent Securities, Inc. (filed as Exhibit No. 4.5 to the
                 Registrant's Registration Statement on Form S-1 dated March 17, 1994 (Commission File No.
                 33-76528), and by this reference incorporated herein).

       4.6     Amended and Restated Security Escrow Agreement by and between the Registrant and each of Baycor
                 Ventures, Inc., Gary C. Nelson, Thomas A. Craig, Bradley B. Landin, Richard D. Shannon, Richard
                 M.H. Thompson & Associates, Inc., The Manry Company, American Stock Transfer & Trust Company, and
                 Argent Securities, Inc. (filed as Exhibit No. 4.6 to Amendment No. 1 to the Registrant's
                 Registration Statement on Form S-1 dated March 17, 1994 (Commission File No. 33-76528), and by this reference incorporated herein).

       4.7     Java Centrale, Inc. 1993 Stock Option Plan (filed as Exhibit No. 10.33 to the Registrant's
                 Registration Statement on Form S-1 dated March 17, 1994 (Commission File No. 33-76528), and by this reference incorporated herein).

       4.8     Note Purchase Agreement, dated January 22, 1996, between the Registrant and Santina Holding, Inc.
                 (filed as Exhibit No. 4.4 to the Registrant's Registration Statement on Form S-3 dated February 21,
                 1996, [Commission File No. 333-1526], and by this reference incorporated herein.).

       4.9     Form of Convertible Note, dated January 29, 1996, issued to Santina Holding, Inc., (filed as Exhibit
                 No. 4.5 to the Registrant's Registration Statement on Form S-3 dated February 21, 1996, [Commission
                 File No.333-1526], and by this reference incorporated herein.).

       4.10    Note Purchase Agreement, dated December 15, 1995, between the Registrant and Legong Investments,
                 N.V., (filed as Exhibit No. 4.1 to the Registrant's Registration Statement on Form S-3 dated
                 January 2, 1996, [Commission File No.333-42], and by this reference incorporated herein.).

       4.11    Registration Rights Agreement, dated January 22, 1996, between the Registrant and Santina Holding,
                 Inc. (filed as Exhibit No. 4.6 to the Registrant's Registration Statement on Form S-3 dated
                 February 21, 1996, [Commission File No.333-1526], and by this reference incorporated herein.).

EXHIBIT NO.    DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
       4.12    Form of Convertible Note, dated December 15, 1995, between Registrant and Legong Investments, N.V.,
                 (filed as Exhibit No. 4.2 to the Registrant's Registration Statement on Form S-3 dated January 2,
                 1996, [Commission File No.333-42], and by this reference incorporated herein.).

       4.13    Amendment to Note Agreement with Legong Investment, N.V., dated July 10, 1997 (filed as Exhibit No.
                 30 to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1997 and by this reference incorporated herein).

       4.14    Stock Purchase Warrant, dated June 24, 1997, issued by the Registrant to Legong Investment, N.V.
                 (filed as Exhibit No. 31 to the Registrant's Annual Report on Form 10-K for the fiscal year ended
                 March 31, 1997 and by this reference incorporated herein).

       4.15    Registration Rights Agreement, dated December 15, 1995, between the Registrant and Legong Investment,
                 N.V., (filed as Exhibit No. 4.3 to the Registrant's Registration Statement on Form S-3 dated
                 January 2, 1996, [Commission File No.333-42], and by this reference incorporated herein.).

       4.16    Stock Purchase Warrant, dated as June 12, 1996, issued by the Registrant to Growth Science Venture,
                 Inc., (filed as Exhibit No. 4.2 to the Registrant's Registration Statement on Form S-8 dated June
                 28, 1996, [Commission File No.333-07261], and by this reference incorporated herein.).

       4.17    Note agreement dated as November 19, 1997 between the Registrant and The Harmat Organization.

       4.18    Escrow agreement dated as November 19, 1997 between the Registrant and the Harmat Organization.

       4.19    Stock Purchase Warrant, dated as November 19, 1997, issued by the Registrant to The Harmat
                 Organization.

       5.      Opinion of Rosenblum, Parish & Isaacs, PC.

      10.1     Employment Agreement dated February 1, 1994, between the Registrant and Gary C. Nelson (filed as
                 Exhibit No. 10.29 to the Registrant's Registration Statement on Form S-1 dated March 17, 1994
                 (Commission File No. 33-76528), and by this reference incorporated herein).

      10.2     Employment Agreement, dated February 1, 1994, between the Registrant and Bradley B. Landin (filed as
                 Exhibit No. 10.30 to the Registrant's Registration Statement on Form S-1 dated March 17, 1994
                 (Commission No. 33-76528), and by this reference incorporated herein).

      10.3     Employment Agreement, dated February 1, 1994, between the Registrant and Thomas A Craig (filed as
                 Exhibit No. 10.31 to the Registrant's Registration Statement on Form S-1 dated March 17, 1994
                 (Commission File No. 33-76528), and by this reference incorporated herein).

      10.4     Authorized Producer Agreement, dated as of May 1, 1995, between the Registrant and Coffee Bean
                 International, (filed as Exhibit No. 10.10 to the Registrant Annual Report on form 10-K for the year ended March 31, 1995, and by this reference incorporated herein).

      10.5     Lease effective September 1, 1995 between the Registrant and California Birch Associates (filed as
                 Exhibit No. 10(1) to the Registrant's Registration Statement on Form 10-Q dated September 30, 1995, and by this reference incorporated herein.).

EXHIBIT NO.    DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
      10.6     Lease effective August 15, 1995 between the Registrant and Palmdale SISOS G.P. (filed as Exhibit No.
                 10(2) to the Registrant's Quarterly Report on Form 10-Q dated September 30, 1995, and by this reference incorporated herein.).

      10.7     Indemnification Agreements, dated October 16, 1995, between the Registrant and Richard Shannon,
                 Chairman of the Board; Gary C. Nelson, President; Steven J. Orlando, Chief Financial Officer;
                 Bradley B. Landin, Vice President; Thomas A. Craig, Vice President; Kevin Baker, Director, and
                 Baycor Venture, Inc., the single largest shareholder.

      10.8     Additional Bridge Loan Agreement, amended April 4, 1997, between the Registrant and Alta Petroleum,
                 Inc.

      10.9     Additional Bridge Loan Agreement, amended April 7, 1997, between the Registrant and Alta Petroleum,
                 Inc.

      10.10    Addendum No. 1 to Employment Agreement between the Registrant and Bradley B. Landin, dated January 1,
                 1997 (filed as Exhibit No. 10.24 to the Registrant Annual Report on form 10-K for the year ended
                 March 31, 1995, and by this reference incorporated herein).

      10.11    Addendum No. 1 to Employment Agreement between the Registrant and Thomas A. Craig, dated January 1,
                 1997 (filed as Exhibit No. 10.25 to the Registrant Annual Report on form 10-K for the year ended
                 March 31, 1995, and by this reference incorporated herein).

      10.12    Exchange Agreement with Good Food Fast Companies, Inc. and the Registrant dated March 31, 1997 (filed as Exhibit No. 10.28 to the Registrant Annual Report on form 10-K for the year ended March 31,
                 1995, and by this reference incorporated herein).

      10.13    Letter of Intent, dated -, 1997, between E. C. Capital, Ltd. and the Registrant (filed as Exhibit No.
                 4.56 to the Registrant's Quarterly Report on Form 10-Q dated September 30, 1995, and by this reference incorporated herein.).

      10.14    Licensor Agreement dated December 12, 1997, between Host International, Inc. and Java Centrale, Inc.

      15.      Letter from Grant Thornton LLC regarding unaudited interim financial information.

      21.      Subsidiaries of the Registrant.

      23.1     Consent of Rosenblum, Parish & Isaacs, PC. (See Exhibit 5)

      23.2     Consent of Grant Thornton LLP.

      24.      Power of Attorney.

ITEM 28.  UNDERTAKINGS.

        (a) The undersigned hereby undertakes that it will:

           (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" section of the effective registration statement;

               (iii) Include any additional or changed material information on the plan of distribution;

           (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Sacramento, California, this 24th day of December 1997.

                                JAVA CENTRALE, INC.

                                By:
                                         -------------------------------------
                                                     Gary C. Nelson
                                           ITS PRESIDENT AND CHIEF EXECUTIVE
                                         OFFICER (PRINCIPAL EXECUTIVE OFFICER)

                                And By:
                                         -------------------------------------
                                                   Jeffrey W. Dudley
                                         ITS VICE PRESIDENT AND CHIEF FINANCIAL
                                            OFFICER (PRINCIPAL FINANCIAL AND
                                                  ACCOUNTING OFFICER)

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose name appears below constitutes Gary C. Nelson and Jeffrey W. Dudley, and each of them individually, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities to sign any and all amendments (including without limitation post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or either of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective / Amendment No. 2 has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

------------------------------  Director and Chairman of     December 24, 1997
      Richard J. Crosby           the Board

------------------------------  Director and Secretary       December 24, 1997
      Bradley B. Landin

------------------------------  Director, President, and     December 24, 1997
        Gary C. Nelson            Chief Executive Officer

------------------------------  Director                     December 24, 1997
       Philip E. Pearce

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER     EXHIBIT
-----------  ------------------------------------------------------------------------------------------------
       3.3   Certificate of Amendment of Articles of Incorporation dated December 19, 1997

       4.1   Form of A Stock Purchase Warrant

       4.2   Form of B Stock Purchase Warrant

       4.17  Note agreement dated as November 19, 1997 between the Registrant and The Harmat Organization.

       4.18  Escrow agreement dated as November 19, 1997 between the Registrant and the Harmat Organization.

       4.19  Stock Purchase Warrant, dated as November 19, 1997, issued by the Registrant to The Harmat
               Organization.

       5.    Opinion of Rosenblum, Parish & Isaacs, PC

      10.14  Licensor Agreement dated December 12, 1997, between Host International, Inc. and Java Centrale,
               Inc.

      15.    Letter from Grant Thornton LLC regarding unaudited interim financial information. (See Exhibit
               23.2)

      21.    Subsidiaries of the Registrant

      23.1   Consent of Rosenblum, Parish & Isaacs, PC (See Exhibit 5)

      23.2   Consent of Grant Thornton, LLP

      24.    Power of Attorney (See signature page)